Exhibit 10(p)

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) dated May 9, 2008 is made by and among TXU ENERGY RETAIL COMPANY LLC (the “Company”), ENERGY FUTURE HOLDINGS CORP. (the parent entity of the Company, “Holdings”), and JAMES BURKE (the “Executive”).

WITNESSETH

WHEREAS, in connection with the closing on October 10, 2007 of the transactions contemplated in the Agreement and Plan of Merger (the “Merger Agreement”) among Holdings (formerly TXU Corp.), Texas Energy Future Holdings Limited Partnership and Texas Energy Future Merger Sub Corp. (the “Closing”), the Company and Executive and entered into an Employment Agreement dated December 31, 2007;

WHEREAS, the Company and Executive hereby desire to amend and restate the Employment Agreement dated December 31, 2007, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the Company, Holdings, and Executive agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, this Agreement and Executive’s employment hereunder shall be effective as of the Closing (the “Effective Date”) and shall continue until the third anniversary of the Effective Date (the “Initial Term”). Subject to the provisions of Section 7 of this Agreement, the Initial Term shall be extended as follows: (i) this Agreement shall automatically renew for an additional one (1) year period commencing immediately following the last day of the Initial Term and each one (1) year period thereafter (each, a “Renewal Term”), unless, the Company or Executive provides the other party written notice of non-renewal at least sixty (60) days prior to the end of the applicable term. The period during which Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term”.

2. Positions.

a. During the Employment Term, Executive shall serve as Chief Executive Officer (“CEO”) of the Company. Executive shall also serve as a member of the board of directors of the Company (the “Board”) as its Chairman without additional compensation. In such position, Executive shall have such duties, authority and responsibilities as shall be determined from time to time by the Board, which duties, authority and responsibilities shall be customary for Executive’s position in a business of a similar size, type and nature to that of the Company. Executive shall report to the CEO of Holdings and the Board with respect to his responsibilities to the Company.

b. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, however, that nothing herein shall preclude Executive from serving on the outside board of directors of one other company and, subject to the prior approval of the Board, which approval shall not be unreasonably withheld, from accepting appointment to or continuing to serve on such additional boards of directors or trustees of any other business, corporation or charitable organization; provided, further, that, in each case, such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $600,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases, if any, in his base salary as may be determined from time to time in the sole discretion of the Board, in accordance with the Company’s normal annual review process for executives. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

4. Annual Bonus. With respect to each full fiscal year during the Employment Term, commencing with the 2008 fiscal year, Executive shall have the opportunity to earn an annual bonus award (the “Annual Bonus”) of 75% of his Base Salary (“Annual Bonus Target”), as in effect at the beginning of the applicable fiscal year, based upon the achievement of annual performance targets established by the Board; provided, however, if Executive achieves superior performance targets as established by the Board, then Executive shall be eligible to receive a bonus award constituting 200% of his Annual Bonus Target. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

5. Stock Compensation; Employee Benefits; Perquisites; Fringe Benefits.

a. Upon, or as soon as practicable after the Effective Date, Holdings shall grant Executive an option to purchase 2,450,000 shares of common stock of Holdings (“Stock”) on terms and conditions set forth in the Nonqualified Stock Option Agreement in substantially the form attached as Exhibit I. This award shall be subject to the further terms and conditions of the Management Stockholder’s Agreement and the Sale Participation Agreement each in substantially the form attached as Exhibit II and III, respectively.

b. During the Employment Term, Executive shall be entitled to participate in the Company’s group health, life, disability and other active employee and retiree welfare benefit plans and arrangements, and tax qualified and nonqualified savings and pension benefit plans, as in effect from time to time (collectively “Employee Benefits”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable plans and standard perquisites.

c. During the Employment Term, Executive shall be entitled to fringe benefits consistent with the practices of the Company, including payment on behalf of Executive of the monthly membership fees of a country, social, or city club selected by Executive and approved by the Company. Fringe benefits shall be provided to Executive to the extent the Company provides similar benefits to other similarly situated Company executives.

6. Business Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes.

7. Termination; Section 4999. The Employment Term and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided that, unless otherwise provided herein, either party will be required to give the other party at least sixty (60) days advance written notice of any termination of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its Affiliates (as defined in Section 8(c) below).

a. By the Company For Cause or By Executive Due to Voluntary Resignation Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s voluntary resignation without Good Reason (as defined below). If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A) within ten (10) business days following the date of termination, accrued, but unpaid Base Salary and unused vacation, earned through the date of termination;

(B) accrued, but unpaid Annual Bonus, earned for any previously completed fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C) reimbursement, within sixty (60) days following submission by Executive to the Company, as applicable, of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with the Company’s policies prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date of Executive’s termination of employment;

(D) such Employee Benefits and stock compensation, if any, as to which Executive may be entitled under the employee benefit plans of the Company or any agreement between Holdings or the Company and Executive; and

(E) any amounts payable or that may become payable pursuant to Section 7(e)(ii) (the amounts described in clauses (A) through (E) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or voluntary resignation by Executive without Good Reason, except as set forth in this Section 7(a)(i), and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) For purposes of this Agreement, the terms:

(A) “Cause” shall mean (i) if, in carrying out his duties to the Company, Executive engages in conduct that constitutes (a) a material breach of his fiduciary duty to the Company or its shareholders (including, without limitation, a material breach or attempted breach of the provisions under Section 8), (b) gross neglect or (c) gross misconduct resulting in material economic harm to the Company, provided that any such conduct described in (a), (b) or (c) is not cured within ten (10) business days after Executive receives from the Company written notice thereof, or (ii) Executive’s conviction of, or entry of a plea of guilty or nolo contendere for, a felony or other crime involving moral turpitude.

(B) “Good Reason” shall mean (i) a reduction in Executive’s Base Salary or Executive’s annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all salaried employees of the Company equally); (ii) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from the current workplace; (iii) a substantial adverse change in Executive’s duties or responsibilities; (iv) any material breach of this Agreement; or (v) an adverse change in Executive’s line of reporting to superior officers pursuant to the terms of this Agreement; provided, however, that any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after Executive gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive has a Disability as hereinafter defined. Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a pro-rata portion of the Annual Bonus Target, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year of termination, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of Executive’s termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), with such Pro-Rata Bonus payable to Executive pursuant to Section 4 as if Executive’s employment had not terminated.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(i), and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) “Disability” shall mean Executive’s physical or mental incapacitation and consequent inability, with reasonable accommodation, for a period of six consecutive months to perform Executive’s duties; provided, however, in the event the Company temporarily replaces Executive, or transfers Executive’s duties or responsibilities to another individual, on account of Executive’s mental or physical impairment for a period of time which is covered by the Company’s short term disability plan, Executive’s employment shall not be deemed terminated by the Company and Executive shall not be able to resign with Good Reason. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement with Executive that incorporates this definition of “Disability”.

c. By the Company Without Cause; Resignation by Executive for Good Reason. The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than by reason of death or Disability) or upon Executive’s resignation for Good Reason. If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns for Good Reason (except as otherwise provided in Section 7(e)), Executive shall be entitled to receive:

(i) the Accrued Rights;

(ii) provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against Holdings, its subsidiaries and its stockholders (excluding claims for indemnification, claims for coverage under officer and director policies, claims as a stockholder of Holdings, and claims under Section 6.11 of the Merger Agreement):

(A) for a termination occurring on or prior to the second anniversary of the Effective Date, a lump sum payment equal to two (2) times the sum of: (1) Executive’s annualized Base Salary and (2) Executive’s Annual Bonus Target, payable as soon as practicable but no later than the earlier of: (i) March 15 following the calendar year in which termination occurs or (ii) ninety (90) days following termination; or

(B) for a termination occurring after the second anniversary of the Effective Date, a lump sum payment of an amount equal to: (1) two (2) times Executive’s Base Salary, (2) the Pro-Rata Bonus, and (3) the matching contributions which would have been made on behalf of Executive pursuant to Holdings’ Salary Deferral Program had Executive continued his participation in such plan as in effect on the date of such termination for an additional twelve (12) months, payable as soon as practicable but no later than the earlier of: (i) March 15 following the calendar year in which termination occurs or (ii) ninety (90) days following termination.

(C) Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company until the earlier of (x) two (2) years from the date of termination of Executive’s employment (the “Severance Period”), to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (y) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer, provided that, if Executive continues to receive benefits pursuant to this Section 7(c)(ii)(C) during a period of time during which, in the absence of the benefits provided in this Section 7(c)(ii)(C), Executive would not otherwise be entitled to continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall receive reimbursement for all medical expenses on the date no later than the end of the calendar year immediately following the calendar year in which the applicable expenses have been incurred. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or upon Executive’s resignation for Good Reason, except as set forth in this Section 7(c) or otherwise provided in Section 7(e), and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Expiration of Employment Term.

(i) In the event Executive elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c), or (e) of this Section 7, the Employment Term shall expire and Executive’s employment hereunder shall terminate on the close of business on the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the Accrued Rights. Except as set forth in this Section 7(d)(i), and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) In the event the Company elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c), or (e) of this Section 7, the Employment Term shall expire and Executive’s employment hereunder shall terminate on the close of business on the day immediately preceding the commencement of a subsequent Renewal Term, and Executive shall be entitled to receive the payments and benefits applicable to a termination of Executive’s employment without Cause pursuant to Section 7(c) or Section 7(e), as applicable. Except as set forth in this Section 7(d)(ii), and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

e. Change in Control; Section 4999.

(i) Change in Control. Notwithstanding any provision contained herein, if Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, in either case, within twenty-four (24) months following a Change in Control (as defined in the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates), Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against Holdings, its subsidiaries and its stockholders (excluding claims for indemnification, claims for coverage under officer and director policies, claims as a stockholder of Holdings, and claims under Section 6.11 of the Merger Agreement), a lump sum payment equal to two times the sum of: (1) Executive’s annualized Base Salary and (2) Executive’s Annual Bonus Target, payable as soon as practicable but no later than the earlier of: (i) March 15 following the calendar year in which termination occurs or (ii) ninety (90) days following termination; and

(C) provided Executive (x) does not violate the restrictions set forth in Section 8 of this Agreement and (y) executes, delivers and does not revoke a general release of claims against Holdings, its subsidiaries and its stockholders (excluding claims for indemnification, claims for coverage under officer and director policies, claims as a stockholder of Holdings, and claims under Section 6.11 of the Merger Agreement), Executive, his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of the Company’s group health plans on the same terms and conditions as active employees of the Company until the earlier of (x) termination of the Severance Period, to the extent that Executive was eligible to participate in such plans immediately prior to the date of termination, or (y) until Executive is, or becomes, eligible for comparable coverage under the group health plans of a subsequent employer, provided that, if Executive continues to receive benefits pursuant to this Section 7(e)(i)(C) during a period of time during which, in the absence of the benefits provided in this Section 7(e)(i)(C) Executive would not otherwise be entitled to continuation coverage under Section 4980B of the Code, Executive shall receive reimbursement for all medical expenses on the date no later than the end of the calendar year immediately following the calendar year in which the applicable expenses have been incurred. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period.

(ii) Section 4999.

(A) If, by reason of, or in connection with, any transaction that occurs after the Effective Date, Executive would be subject to the imposition of the excise tax imposed by Section 4999 of the Code related to Executive’s employment with Holdings or the Company, whether before or after termination of Executive’s employment, but the imposition of such tax could be avoided by approval of shareholders described in Section 280G(b)(5)(B) of the Code, then Executive may cause the Company or Holdings to seek such approval, in which case the Company and Holdings will use their reasonable best efforts to cause such approval to be obtained and Executive will cooperate and execute such waivers as may be necessary so that such approval avoids imposition of any excise tax under Section 4999. If Executive fails to cause the Company or Holdings to seek such approval, or if Executive does cause the Company or Holdings to seek such approval, but fails to cooperate and execute such waivers as may be necessary in the approval process, Exhibit IV shall not apply and Executive shall not be entitled to any gross-up payment for any resulting tax under Section 4999. If such approval, even if sought and obtained, would not avoid imposition of the excise tax imposed under Section 4999, then the provisions of Exhibit IV attached hereto shall apply without any precedent obligation of Executive to seek such approval.

(B) With respect to the imposition of the excise tax imposed by Section 4999 of the Code arising by reason of or in connection with the Closing, whether before or after termination of Executive’s employment, Section 4.6 of the Employment Agreement between Executive and Holdings dated as of October 11, 2004, as amended on September 28, 2007 (the “Prior Agreement”) shall apply and such provision is herein incorporated by reference. The Gross-up Payment, as defined in the Prior Agreement, that is attributable to the amount by which the LTIP Payment, as defined in Section 2.1 of the Deferred Share Agreement dated October 9, 2007 between Executive and Texas Energy Future Holdings Limited Partnership (the “Deferred Share Agreement”), is reduced pursuant to Section 2.1 of the Deferred Share Agreement (the “Deferred Share Gross-Up”), was paid to Executive on January 2, 2008, subject to withholding for federal income taxes, FICA taxes, and Section 4999 excise taxes. The parties agree that the Deferred Share Gross-Up, after application of the Additional Payment Agreement between Executive, the Company and Holdings dated October 10, 2007 (the “Additional Payment Agreement”), was in the amount of $437,575, subject to federal income tax withholding of $153,151.25, FICA withholding of $6,344.84, and Section 4999 withholding of $80,803. Any Gross-Up Payment otherwise due by reason of distributions pursuant to the Deferred Share Agreement shall be reduced by the amount of the Deferred Share Gross-Up.

Following Executive’s termination of employment without Cause (other than by reason of Executive’s death or Disability) or upon Executive’s resignation for Good Reason, in either case, within twenty-four (24) months following a Change in Control, except as set forth in this Section 7(e), and for any rights to indemnification and claims for liability insurance coverage under officer and director policies, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

f. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9(j) hereof.

For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

8. Restrictive Covenants.

a. In consideration of Holdings and the Company entering into this Agreement with Executive and hereby promising and committing themselves to provide Executive with Confidential Information and/or specialized training after Executive executes this Agreement, Executive shall not, directly or indirectly:

(i) at any time during or after the Employment Term, disclose any Confidential Information pertaining to the business of the Company, Holdings, the Sponsor Group, or any of their respective Affiliates, except when required to perform his duties to Holdings, the Company or any of their respective Affiliates, or by law or judicial process, provided that Executive gives the Company reasonable notice of any legal or judicial proceeding requiring Executive to disclose Confidential Information and an opportunity to challenge the disclosure of any such information, and Executive agrees to provide such reasonable notice in writing to:

General Counsel

Energy Future Holdings Corp.

1601 Bryan Street, 6th Floor

Dallas, Texas 75201

(214) 812-6032 (facsimile);

(ii) at any time during the Employment Term and for a period of eighteen (18) months thereafter (the “Non-Compete Period”), directly or indirectly, act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any Competing Business in Texas or any other geographic area in which Texas Energy Future Holdings Limited Partnership, Holdings, the Company or any of their respective subsidiaries operates or conducts business; or

(iii) at any time during the Employment Term and for a period of eighteen (18) months thereafter, directly or indirectly (A) solicit customers or clients of Holdings, the Company or any of their respective Affiliates to terminate their relationship with Holdings, the Company or any of their respective Affiliates or otherwise solicit such customers or clients to compete with any business of Holdings, the Company or any of their respective Affiliates, or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of Executive’s employment, employed by Holdings, the Company or any of their respective Affiliates;

provided that in each of (ii) and (iii) above, such restrictions shall not apply with respect to any member of the Sponsor Group or any of its Affiliates that is not engaged in any business that competes, directly or indirectly, with Holdings or any of its subsidiaries in any geographic area where they operate. Notwithstanding the foregoing, for the purposes of Section 8(a), (A) Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of Holdings, the Company or any of their respective Affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if Executive (I) is not a controlling person of, or a member of a group which controls, such person and (II) does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (B) the Non-Compete Period shall not be triggered by any exercise of tag-along rights under the Sale Participation Agreement entered into between Executive and Texas Energy Future Holdings Limited Partnership (the “Sale Participation Agreement”) or Drag Transaction (as defined in the Sale Participation Agreement) that may occur after the date hereof.

b. Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Executive’s services are unique and because Executive has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, Holdings, the Company or any of their respective Affiliates, successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security). Notwithstanding the foregoing, in the event Executive breaches the covenants set forth in Section 8(a), the Company’s rights and remedies with respect Executive’s Options, Option Stock, and Stock and payments related thereto, as those terms are defined in the Management Stockholder’s Agreement between Executive and Holdings (the “MSA”), shall be limited to those set forth in Section 22(c) of the MSA.

c. For purposes of this Agreement, the terms listed below shall be defined as follows:

(i) Affiliate shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; provided, however, for purposes of this Agreement, Texas Energy Future Co-Invest, LP shall not be deemed to be an Affiliate of the Sponsor Group or any member of the Sponsor Group.

(ii) Competing Business shall mean any business that directly or indirectly competes, at the relevant determination date, with one or more of the businesses of Holdings, the Company or any of their respective Affiliates in any geographic area where Texas Energy Future Holdings Limited Partnership, Holdings, the Company, or any of their respective subsidiaries operates.

(iii) Confidential Information shall mean information: (i) disclosed to or known by Executive as a consequence of or through his employment with Holdings, the Company or any of their respective Affiliates; (ii) not publicly available or not generally known outside Holdings, the Company or any of their respective Affiliates; and (iii) that relates to the business and development of Holdings, the Company or any of their respective Affiliates. Any information that does not meet each of the criteria listed above (in subsections (i) – (iii)) shall not constitute Confidential Information. By way of example, Confidential Information shall include but not be limited to the following: all non-public information or trade secrets of Holdings, the Company or any of their respective Affiliates that gives Holdings, the Company or any of their respective Affiliates a competitive business advantage or the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of Holdings, the Company or any of their respective Affiliates; information regarding Holdings’, the Company’s or any of their respective Affiliates’ business operations, such as financial and sales data (including budgets, forecasts, and historical financial data), operational information, plans, and strategies; business and marketing strategies and plans for various products and services; rate and regulatory strategy and plans; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and Holdings’, Company’s or any of their respective Affiliates’ files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. By way of clarification (but not limitation), information that Executive conceived or developed during his employment with Holdings or its subsidiaries or learned from other employees or contractors of Holdings or its subsidiaries that meets the definition of Confidential Information shall be treated as such.

(iv) Person shall mean “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor thereto).

(v) Restricted Group shall mean, collectively Holdings, its subsidiaries, the members of the Sponsor Group and their respective Affiliates.

(vi) Sponsor Group shall mean Kohlberg Kravis Roberts & Co. L.P., TPG Capital L.P., and Goldman, Sachs & Co.

9. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of laws principles thereof.

b. Entire Agreement. Except as otherwise provided herein, this Agreement contains the entire understanding of the parties with respect to the employment of Executive by Holdings, the Company or any of their respective Affiliates and supersedes all prior agreements and understandings. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement shall not supersede (i) the Deferred Share

Agreement, (ii) the Additional Payment Agreement, (iii) Executive’s entitlement on January 2, 2008 to the LTIP Payment, as defined in the Deferred Share Agreement (subject to reduction as provided in Section 2.1 of the Deferred Share Agreement), and (iv) Section 6.11 of the Merger Agreement.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an Affiliate or a successor in interest to substantially all of the business operations of the Company, provided that the assignee expressly assumes all of the Company’s obligations under this Agreement and all other related agreements to which Executive and the Company are parties. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity.

f. Set Off; Mitigation. The obligations of Holdings and the Company to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to setoff, counterclaim or recoupment of amounts owed by Executive to Holdings, the Company or any of their respective Affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment and, except as expressly provided herein, no amount payable hereunder shall be reduced by any payments or benefits received from such subsequent employment.

g. Compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, if, at the time of Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market, and Executive is a “specified employee” (as defined in Section 409A of the Code), and the deferral of the commencement of any payments or benefits otherwise payable pursuant to Section 7 as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then, to the extent permitted by Section 409A of the Code, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), provided that amounts which do not exceed the limits set forth in Section 402(g)(1)(B) of the Code in the year of such termination shall be payable immediately upon termination. If any payments or benefits are deferred due to such requirements, such amounts will be paid in a lump sum to Executive at the end of such six (6) month period. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 9(g).

h. Indemnity. The Company, Texas Energy Future Holdings Limited Partnership and Texas Energy Future Merger Sub Corp. shall indemnify and hold Executive harmless for all acts and omissions occurring during his employment or service as a member of the Board of the Company and of such other companies (as applicable), or both, to the maximum extent provided under each of the Company’s and such other companies’ charters, certificates of formation, limited partnership agreements, by-laws and applicable law. During the Employment Term and for a term of six (6) years thereafter, the Company, or any successor to the Company, and such other companies, above, and their successors, shall purchase and maintain, at their own expense, directors’ and officers’ liability insurance providing coverage for Executive in the same amount as for members of the Board.

i. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death before receiving all amounts and benefits due to him hereunder, such amounts shall be payable to Executive’s estate or as otherwise provided under applicable benefit plans or arrangements.

j. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to Company to:	TXU Energy Retail Company LLC
c/o
Energy Future Holdings Corp.
1601 Bryan Street
Dallas, Texas 75201-3411
Attention: General Counsel

If to Holdings to:	Energy Future Holdings Corp.
1601 Bryan Street
Dallas, Texas 75201-3411
Attention: General Counsel

If to Executive to:	The most recent address on file with the Company

k. Executive Representation. Executive hereby represents to Holdings and the Company that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, separation agreement or other agreement or policy to which Executive is a party or otherwise bound.

l. Captions; Section References. The captions included herein are for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to sections of statutes, regulations or rules shall be deemed to be references to any successor sections.

m. Further Assurances. The parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

n. Cooperation. For a period of six (6) years after his termination, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided that the Company shall use reasonable efforts to avoid material interference with Executive’s business or personal activities. The Company shall pay all of Executive’s reasonable expenses incurred in connection with providing such cooperation.

o. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

p. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

q. Amendments. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Riz Chand
Name:	Riz Chand
Title:	SVP - HR

TXU ENERGY RETAIL COMPANY LLC

By:	/s/ Riz Chand
Name:	Riz Chand
Title:	SVP

EXECUTIVE:

/s/ James Burke
James Burke

Exhibit I

ENERGY FUTURE HOLDINGS CORP. KEY EMPLOYEE

NON-QUALIFIED STOCK OPTION AGREEMENT

James A. Burke

THIS AGREEMENT, dated as of                  , 2008 (the “Grant Date”) is made by and between Energy Future Holdings Corp., a Texas corporation (hereinafter referred to as the “Company”), and the individual whose name is set forth on the signature page hereof, who is an employee of the Company or a Subsidiary or Affiliate of the Company, hereinafter referred to as the “Optionee”. Any capitalized terms herein not otherwise defined in Article I shall have the meaning set forth in the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Compensation Committee of the Board of the Company (or, if no such committee is appointed, the Board or another duly authorized committee thereof) (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Option provided for herein to the Optionee as an incentive for increased efforts during his term of office with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Option;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

Section 1.1	Cause

“Cause” shall mean “Cause” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Cause” shall mean, with respect to an Optionee: (i) if, in carrying out his duties to the Company, the Optionee engages in conduct that constitutes (a) a material breach of his fiduciary duty to the Company or its shareholders (including, without limitation a material breach or attempted breach of the restrictive covenants under the Management Stockholder’s Agreement), (b) gross neglect or (c) gross misconduct resulting in material economic harm to the Company, provided that any such conduct described in (a), (b) or (c) is not cured within ten (10) business days after the Optionee receives from the Company written notice thereof, or (ii) Optionee’s conviction of, or entry of a plea of guilty or nolo contendere for, a felony or other crime involving moral turpitude.

Section 1.2	Closing

“Closing” shall mean the time of the closing of the transactions contemplated by the Merger Agreement.

Section 1.3.	Closing Date

“Closing Date” shall have the same meaning as that term is defined in the Merger Agreement.

Section 1.4	Disability

“Disability” shall mean “Disability” as such term is defined in any employment agreement between the Optionee and the Company or any of its Subsidiaries, or, if there is no such employment agreement, “Disability” shall mean the Optionee’s physical or mental incapacitation and consequent inability for a period of six consecutive months to perform the Optionee’s duties; provided, however, in the event the Company temporarily replaces the Optionee, or transfers the Optionee’s duties or responsibilities to another individual, on account of the Optionee’s mental or physical impairment for a period of time which is covered by the Company’s short term disability plan, the Optionee’s employment shall not be deemed terminated by the Company and the Optionee shall not be able to resign with Good Reason.

Section 1.5	Extended Exercise Date

“Extended Exercise Date” shall mean the earlier of: (i) the tenth anniversary of the Grant Date; or (ii) the later of the date: (A) one hundred and eighty (180) days following the date of an Optionee’s termination of employment with the Company and all Service Recipients and (B) thirty (30) days following the first date on which the Optionee could exercise the Option and immediately resell the Shares acquired upon such exercise for cash consideration.

Section 1.6	Fair Market Value

“Fair Market Value” shall mean, for the purposes of the Plan and this Agreement and notwithstanding the definition contained in the Plan: (i) if there is a public market for the Shares on such date, the average of the high and low closing bid prices of the shares of Common Stock on such stock exchange on which the Shares are principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of Shares or, (ii) if there is no public market for the Shares, on a per Share basis, the fair market value of the Common Stock on any given date, as determined reasonably and in good faith by the Board, which shall not take into account any minority interest discount and shall not take into account a discount for illiquidity of shares of Common Stock held by an Optionee in excess of any illiquidity discount applicable to shares of Common Stock generally; provided that if the Board’s determination under this clause (ii) is not based on a valuation completed by an independent valuation firm within the 6 months preceding the Board’s determination, the Optionee may require the Company to retain an independent valuation firm to determine the fair market value (and the Company will bear the cost of such appraisal, unless the appraised value is 110% or less of the fair market value as determined by the Board, in which case the Optionee will bear the cost of such appraisal).

Section 1.7	Fiscal Year

“Fiscal Year” shall mean each of the 2008, 2009, 2010, 2011 and 2012 fiscal years of the Company.

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Section 1.8	Good Reason

“Good Reason” shall mean “Good Reason” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Optionee and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Good Reason” shall mean (i) a reduction in the Optionee’s base salary or the Optionee’s annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all salaried employees of the Company equally); (ii) a transfer of the Optionee’s primary workplace by more than thirty-five (35) miles from the current workplace; (iii) a substantial adverse change in the Optionee’s duties and responsibilities; (iv) any material breach by the Company of this Agreement, the Management Stockholder’s Agreement, or the Optionee’s employment agreement; or (v) an adverse change after the Closing Date in the Optionee’s line of reporting to superior officers pursuant to the terms of his employment agreement or change-in-control agreement; provided, however, that any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) business days after the Optionee gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

Section 1.9	Job Elimination

“Job Elimination” shall mean the termination of an Optionee’s employment without Cause by the Company or any of its Subsidiaries or Affiliates in either of Fiscal Year 2011 or 2012 due to the elimination of the Optionee’s job position, to the extent determined by the Chief Executive Officer and approved by the Committee.

Section 1.10	Liquidity Event

“Liquidity Event” shall mean the first to occur of any transaction or completion of a series of transactions that results, directly or indirectly, in the Sponsor Group or their Affiliates realizing in respect of their Shares cash and/or publicly traded securities (includes shares of Common Stock held by the Sponsor Group or their Affiliates, if then publicly traded and freely marketable securities) having a market value that at least equals the Sponsor Return or the Sponsor IRR, provided that if more than 25% of the aggregate amount realized is in the form of publicly traded securities, no portion of such excess may be taken into account in determining the Sponsor Return or Sponsor IRR until such securities are sold for cash in accordance with Section 3.1(d).

Section 1.11	Management Stockholder’s Agreement

“Management Stockholder’s Agreement” shall mean that certain Management Stockholder’s Agreement between the Optionee and the Company.

Section 1.12	Marketable Securities

“Marketable Securities” shall mean (i) prior to a public offering, the equity securities of any acquiring entity that gains control of the Company or (ii) the registered Shares of the Company following a public offering.

Section 1.13	Measurement Date

“Measurement Date” shall mean any date upon which a Liquidity Event occurs.

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Section 1.14	Merger Agreement

“Merger Agreement” shall mean the Agreement and Plan of Merger by and among TXU Corp., Texas Energy Future Holdings Limited Partnership, and Texas Energy Future Merger Sub Corp., dated February 25, 2007.

Section 1.15	Option

“Option” shall mean the aggregate of the Time Option and the Performance Option granted under Section 2.1 of this Agreement.

Section 1.16	Parent

“Parent” shall mean Texas Energy Future Holdings Limited Partnership, a Delaware Limited Partnership.

Section 1.17	Performance Option

“Performance Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Performance Option.

Section 1.18	Retirement

“Retirement” shall mean the Optionee’s retirement at age 55 or over after having been employed by the Company or a Subsidiary or Parent for at least ten (10) consecutive years (with at least five consecutive years of employment following the Closing Date).

Section 1.19	Secretary

“Secretary” shall mean the Secretary of the Company.

Section 1.20	Sponsor IRR

“Sponsor IRR” shall mean an amount equal to a pretax compounded annual internal rate of return of at least 20% on the aggregate amount paid by the Sponsor Group for all of their Shares. For the avoidance of doubt, (a) any calculation of Sponsor IRR will take into account cash dividends or other cash distributions paid on Shares, as well as the value of the Shares if and when they become publicly traded, and (b) Sponsor IRR will not be calculated taking into account the receipt by the Sponsor Group or any of their Affiliates of any management, monitoring, transaction or other fees payable to such parties by the Company or any of its Subsidiaries.

Section 1.21	Sponsor Return

“Sponsor Return” shall mean, on any given date, an amount equal to the product of 3.0 (3.5 in respect of Fiscal Years 2016 and 2017) times the aggregate amount paid by the Sponsor Group for all of their Shares. For the avoidance of doubt, (a) any calculation of Sponsor Return will take into account cash dividends or other cash distributions paid on Shares, as well as the value of the Shares if and when they become publicly traded, and (b) Sponsor Return will not be calculated taking into account the receipt by the Sponsor Group or any of their Affiliates of any management, monitoring, transaction or other fees payable to such parties by the Company or any of its Subsidiaries.

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Section 1.22	Time Option

“Time Option” shall mean the right and option to purchase, on the terms and conditions set forth herein, all or any part of an aggregate of the number of shares of Common Stock set forth on the signature page hereof opposite the term Time Option.

ARTICLE 2.

GRANT OF OPTIONS

Section 2.1	- Grant of Options

For good and valuable consideration, on and as of the date hereof the Company irrevocably grants to the Optionee the following Stock Options: (a) the Time Option and (b) the Performance Option, in each case on the terms and conditions set forth in this Agreement.

Section 2.2	- Exercise Price

Subject to Section 2.4, the exercise price of the shares of Common Stock covered by the Option (the “Exercise Price”) shall be equal to [$5.00] per Share.1

Section 2.3	- No Guarantee of Employment

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary or Affiliate or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries or Affiliates, which are hereby expressly reserved, to terminate the employment of the Optionee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Optionee’s employment agreement with the Company or offer letter provided by the Company to the Optionee.

Section 2.4	- Adjustments to Option

The Option shall be subject to the adjustment provisions of Sections 8 and 9 of the Plan, provided, however, that in the event of the payment of an extraordinary dividend by the Company to its stockholders, then: the Exercise Price of the Option shall be reduced by the amount of the dividend paid, but only to the extent the Committee determines it to be permitted under applicable tax laws and not have adverse tax consequences to the Optionee under Section 409A of the Code; and, if such reduction cannot be fully effected due to such tax laws without adverse tax consequences to the Optionee, then the Company shall pay to the Optionee a cash payment, on a per Share basis, equal to the balance of the amount of the dividend not permitted to be applied to reduce the Exercise Price of the applicable Option

[1]

To equal the Fair Market Value on the Grant Date as determined by the Board or its designee pursuant to the Plan and certain other agreements related to the Plan. If value is in excess of $5.00, the parties will cooperate in good faith to maintain as closely as possible the intended economics in a manner that complies with Section 409A. If the value is less than $5.00, then the Options shall be granted with an Exercise Price of $5.00 per share.

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as follows: (a) for each Share subject to a vested Option, immediately upon the date of such dividend payment; and (b), for each Share subject to an unvested Option, on the date on which such Option becomes vested and exercisable with respect to such Share.

ARTICLE 3.

PERIOD OF EXERCISABILITY

Section 3.1	- Commencement of Exercisability

(a) So long as the Optionee continues to be employed by the Company or any other Service Recipients, the Option shall become exercisable pursuant to the following schedules:

(i) Time Option. The Time Option shall become vested and exercisable with respect to 20% of the Shares subject to such Option on each of the first five anniversaries of the Closing Date.

(ii) Performance Option. The Performance Option shall be eligible to become vested and exercisable as to 20% of the Shares subject to such Option at the end of each of the five Fiscal Years if the Company, on a consolidated basis, achieves its annual EBITDA targets as set forth in Schedule A attached hereto (each an “EBITDA Target”) for the given Fiscal Year. Notwithstanding the foregoing, in the event that an EBITDA Target is not achieved in a particular Fiscal Year, then that portion of the Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve its EBITDA Target shall nevertheless vest and become exercisable at the end of either of the two immediately subsequent Fiscal Years if the applicable two- or three-year cumulative EBITDA Target (each a “Cumulative EBITDA Target”) set forth on Schedule A attached hereto is achieved on a cumulative basis at the end of either of the two immediately subsequent Fiscal Years with respect to a Fiscal Year completed no more than two years prior to the then completed Fiscal Years; provided that, in the event that an EBITDA Target is not achieved in either of Fiscal Years 2011 or 2012, then that portion of the Performance Option that was eligible to vest but failed to vest due to the Company’s failure to achieve its EBITDA Target or the applicable Cumulative EBITDA Target shall nevertheless vest and become exercisable at the end of either of the two immediately subsequent fiscal years of the Company if the budgeted EBITDA target set by the Board and the Committee in respect of such Fiscal Year of the Company is achieved and the excess over such budgeted amount is sufficient to satisfy the shortfall from Fiscal Year 2011 or 2012.

(b) Notwithstanding any of Section 3.1(a) above, upon the occurrence of a termination of employment without Cause, termination of employment on account of the Company or other applicable Service Recipient’s failure to renew the Optionee’s existing employment agreement, or a resignation by the Optionee for Good Reason following the occurrence of a Change in Control, the Time Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to the Change of Control; and

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(c) Notwithstanding any of Section 3.1(a) above, upon the occurrence of a Liquidity Event, subject to the Optionee’s employment on the date of the event, the Performance Option shall become immediately exercisable as to 100% of the shares of Common Stock subject to such Option immediately prior to the Liquidity Event (but only to the extent such Option has not otherwise terminated or become exercisable). If immediate exercisability as to 100% of the shares of Common Stock subject to the Option pursuant to the preceding sentence would cause the Sponsor IRR and Sponsor Return not to be achieved, “100%” in the preceding sentence shall be replaced with the maximum percentage so that either the Sponsor IRR or Sponsor Return is achieved.

(d) In the event that the Sponsor Group receives Marketable Securities in an event constituting a Measurement Date (including, following a public offering, shares of Common Stock) in excess of more than 25% of the aggregate amount realized in such event, (1) Sponsor IRR and Sponsor Return shall be initially calculated at the time of the Measurement Date without regard to the value of such Marketable Securities so received and such resulting Sponsor Return and Sponsor IRR shall be used to determine vesting of Shares of Common Stock subject to Performance Options in accordance with Section 3.1(c) above; and (2) if the Sponsor Return and/or Sponsor IRR as calculated in (1) above do not result in 100% vesting of the outstanding exercisable Shares of Common Stock subject to such Option immediately prior to the Measurement Date, Sponsor Return and Sponsor IRR shall be recalculated upon each direct or indirect disposition of such Marketable Securities by the Sponsor Group for cash, discounting the cash received to determine its present value at the time of the Measurement Date. If such recalculated Sponsor IRR and/or Sponsor Return would have resulted in 100% vesting of all Shares of Common Stock subject to Performance Options at the time of the Measurement Date, then all such Options shall immediately vest; provided, however, that any Optionee whose employment is terminated without Cause by the Company or as a result of the Company or other applicable Service Recipient’s failure to renew his employment agreement, or who terminates his employment with Good Reason, such Optionee’s Performance Options having been forfeited or cancelled between the occurrence of the Measurement Date and the subsequent vesting of such Performance Options, in accordance with this Section 3.1(d), shall be entitled to the difference between the price per Share paid on the Measurement Date and the strike price of the Performance Options that were so cancelled or forfeited.

(e) Notwithstanding the foregoing, no Option shall become exercisable as to any additional shares of Common Stock following the termination of employment of the Optionee for any reason and any Option, which is unexercisable as of the Optionee’s termination of employment, shall immediately expire without payment therefor.

Section 3.2	– Expiration of Option

Except as otherwise provided in Section 5 or 6 of the Management Stockholder’s Agreement, the Optionee may not exercise the Option to any extent after the first to occur of the following events:

(a) The tenth anniversary of the Grant Date so long as the Optionee remains employed with the Company or any Service Recipient through such date;

(b) The first anniversary of the date of the Optionee’s termination of employment with the Company and all Service Recipients, if the Optionee’s employment is terminated by reason of death or Disability;

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(c) Immediately upon the date of an Optionee’s termination of employment by the Company and all Service Recipients for Cause;

(d) Thirty (30) days after the date of an Optionee’s resignation from employment with the Company and all Service Recipients without Good Reason (except due to death or Disability);

(e) One hundred and eighty (180) days after the date of: (i) an Optionee’s resignation from employment with the Company and all Service Recipients for Good Reason; (ii) an Optionee’s Retirement; or (iii) an Optionee’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than as set forth in Sections 3.2(b) or 3.2(g)), including upon nonrenewal of Optionee’s existing employment agreement by the Company or other applicable Service Recipient, in the event such termination listed in (i), (ii), or (iii) occurs prior to the fifth anniversary of the Closing Date;

(f) The Extended Exercise Date in the event of (i) an Optionee’s resignation from employment with the Company and all Service Recipients for Good Reason; (ii) an Optionee’s Retirement; or (iii) an Optionee’s termination of employment by the Company and all Service Recipients without Cause (for any reason other than as set forth in Sections 3.2(b) or 3.2(g)), including upon nonrenewal of Optionee’s existing employment agreement by the Company or other applicable Service Recipient, and any such termination listed in (i), (ii), or (iii) occurs on or after the fifth anniversary of the Closing Date;

(g) The Extended Exercise Date in the event of an Optionee’s Job Elimination;

(h) Immediately upon the date of an Optionee’s breach of the provisions Section 22(a)(ii) of the Management Stockholder’s Agreement; or

(i) At the discretion of the Company, if the Committee so determines pursuant to Section 9 of the Plan.

Notwithstanding the foregoing, the time periods set forth in this Section 3.2 shall not begin to run with respect to Performance Options that vest in accordance with Section 3.1(a)(ii) above until the time at which the Board certifies the financial statements for the Company for the Fiscal Year immediately preceding the Fiscal Year in which, or for the Fiscal Year in which, termination of employment occurs.

ARTICLE 4.

EXERCISE OF OPTION

Section 4.1	– Person Eligible to Exercise

During the lifetime of the Optionee, only the Optionee (or his duly authorized legal representative) may exercise an Option or any portion thereof. After the death of the Optionee, any exercisable portion of an Option may, prior to the time when an Option becomes unexercisable under Section 3.2, be exercised by his personal representative or by any person empowered to do so under the Optionee’s will or under the then applicable laws of descent and distribution.

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Section 4.2	– Partial Exercise

Any exercisable portion of an Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole shares of Common Stock only.

Section 4.3	– Manner of Exercise

An Option, or any exercisable portion thereof, may be exercised solely by delivering to the Secretary or his office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) Notice in writing signed by the Optionee or the other person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee;

(b) (i) Full payment (in cash, by check, or by a combination thereof or through tender of previously owned Shares (any such Shares valued at Fair Market Value on the date of exercise) that the Participant has held for at least six months (or such other period as may be required by the Company’s accountants but only to the extent required to avoid liability accounting under FAS 123(R) or any successor standard thereto)) for the shares with respect to which such Option or portion thereof is exercised or (ii) indication that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by the Optionee to the Company pursuant to clause (i) of this subsection (b);

(c) (i) Full payment (in cash or by check or by a combination thereof) to satisfy the minimum withholding tax obligation with respect to which such Option or portion thereof is exercised; (ii) notice in writing that the Optionee elects to have the number of Shares that would otherwise be issued to the Optionee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by the Optionee to the Company pursuant to clause (i) of this subsection (c);

(d) A bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that the shares of Common Stock are being acquired for his own account, for investment and without any present intention of distributing or reselling said shares or any of them except as may be permitted under the Securities Act of 1933, as amended (the “Act”), and then applicable rules and regulations thereunder, and that the Optionee or other person then entitled to exercise such Option or portion thereof will indemnify the Company against and hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the shares by such person is contrary to the representation and agreement referred to above; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Act and any other federal or state securities laws or regulations; and

(e) In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option.

Without limiting the generality of the foregoing, the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of shares acquired on exercise of an Option does

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not violate the Act, and may issue stop-transfer orders covering such shares. Share certificates evidencing stock issued on exercise of this Option shall bear an appropriate legend referring to the provisions of subsection (d) above and the agreements herein. The written representation and agreement referred to in subsection (d) above shall, however, not be required if the shares to be issued pursuant to such exercise have been registered under the Act, and such registration is then effective in respect of such shares.

Section 4.4	– Conditions to Issuance of Stock Certificates

The shares of stock deliverable upon the exercise of an Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares, which have then been reacquired by the Company. Such shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased (if certified, or if not certified, register the issuance of such shares on its books and records) upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions.

(a) The obtaining of approval or other clearance from any state or federal governmental agency which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b) The execution by the Optionee of the Management Stockholder’s Agreement and a Sale Participation Agreement; and

(c) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience or as may otherwise be required by applicable law.

Section 4.5	– Rights as Stockholder

Except as otherwise provided in Section 2.4 of this Agreement, the holder of an Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares purchasable upon the exercise of the Option or any portion thereof unless and until certificates representing such shares shall have been issued by the Company to such holder or the Shares have otherwise been recorded in the records of the Company as owned by such holder.

ARTICLE 5.

MISCELLANEOUS

Section 5.1	– Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

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Section 5.2	– Option Not Transferable

Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.1 shall not prevent transfers by will or by the applicable laws of descent and distribution.

Section 5.3	– Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 5.3 either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 5.3. Any notice shall have been deemed duly given when (i) delivered in person, (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

Section 5.4	– Titles; Pronouns

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 5.5	– Applicability of Plan, Management Stockholder’s Agreement and Sale Participation Agreement

The Option and the shares of Common Stock issued to the Optionee upon exercise of the Option shall be subject to all of the terms and provisions of the Plan, the Management Stockholder’s Agreement and a Sale Participation Agreement, to the extent applicable to the Option and such Shares.

Section 5.6	– Amendment

Subject to Section 10 of the Plan, this Agreement may be amended only by a writing executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 5.7	– Governing Law

The laws of the State of Texas shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

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Section 5.8	– Arbitration

In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place within the Dallas, Texas metropolitan area. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator.

[Signatures on next page.]

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

ENERGY FUTURE HOLDINGS CORP.

By:

Its:

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Option Grants:

Aggregate number of shares of Common Stock for which the Time Option granted hereunder is exercisable:	1,225,000

Aggregate number of shares of Common Stock for which the Performance Option granted hereunder is exercisable:	1,225,000

Exercise Price of all Options:	[$5.00]* per share

Grant Date:	[ ,] 2008

OPTIONEE:

James A. Burke

ADDRESS:

*	To equal the Fair Market Value on the Grant Date as determined by the Board or its designee pursuant to the Plan and certain other agreements related to the Plan. If value is in excess of $5.00, the parties will cooperate in good faith to maintain as closely as possible the intended economics in a manner that complies with Section 409A. If the value is less than $5.00, then the Options shall be granted with an Exercise Price of $5.00 per share.

[Signature Page of Stock Option Agreement]

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Final

Exhibit II

MANAGEMENT STOCKHOLDER’S AGREEMENT

James Burke

This Management Stockholder’s Agreement (this “Agreement”) is entered into as of May     , 2008 among Energy Future Holdings Corp. (formerly known as “TXU Corp.”), a Texas corporation (the “Company”), Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership (“Parent”), and the undersigned person (the “Management Stockholder”) (the Company, Parent and the Management Stockholder being hereinafter collectively referred to as the “Parties”). All capitalized terms not immediately defined are hereinafter defined in Section 7(b) of this Agreement.

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February 25, 2007 (the “Merger Agreement”), by and among Parent, Texas Energy Future Merger Sub Corp, a Texas corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”) and the Company, on October 10, 2007, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and being renamed “Energy Future Holdings Corp.”;

WHEREAS, in connection with the Merger, investment funds affiliated with Kohlberg Kravis Roberts & Co. L.P., TPG Capital, L.P. and Goldman, Sachs & Co. (collectively, the “Sponsor Group”), as well as other investors, contributed certain funds to Parent in exchange for limited partnership units;

WHEREAS, as a result of the Merger and after giving effect to certain issuances of stock in connection therewith, Parent owns, beneficially and of record, in excess of 99% of the issued and outstanding shares of the Company’s common stock, no par value (the “Common Stock”);

WHEREAS, the Management Stockholder has been selected by the Company to receive (i) deferred stock units (“Deferred Stock Units”) representing a right to receive shares of Common Stock at a future date, pursuant to a Deferred Share Agreement entered into by and between Parent and the Management Stockholder on October 9, 2007 (the “Deferred Share Agreement”); and (ii) options to purchase shares of Common Stock (the “Options”) pursuant to the terms set forth below and the terms of the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates (the “Option Plan”) and the Energy Future Holdings Corp. Key Employee Non-Qualified Stock Option Agreement to be entered into by and between the Company and the Management Stockholder on or about the date hereof (the “Stock Option Agreement”); and

WHEREAS, this Agreement is one of several other agreements (“Other Management Stockholders Agreements”) which concurrently with the execution hereof or in the future will be entered into between the Company and other individuals who are or will be key employees of the Company or one of its Subsidiaries (collectively, the “Other Management Stockholders”).

NOW THEREFORE, to implement the foregoing and in consideration of the mutual agreements contained herein, the Parties agree as follows:

1. Issuance of Deferred Stock Units and New Options.

(a) Subject to the terms and conditions hereinafter set forth and as set forth in the Deferred Share Agreement, the Company shall grant the Management Stockholder Deferred Stock Units representing the right to receive the number of shares of Common Stock as set forth in such Management Stockholder’s Deferred Share Agreement.

(b) Subject to the terms and conditions hereinafter set forth and as set forth in the Option Plan and Stock Option Agreement, the Company will grant to the Management Stockholder Options to acquire the number of shares of Common Stock as set forth in such Management Stockholder’s Stock Option Agreement.

(c) The Company shall have no obligation to sell any Common Stock to any person who is a resident or citizen of a state or other jurisdiction in which the sale of the Common Stock to him or her would constitute a violation of the securities or “blue sky” laws of such jurisdiction.

2. Management Stockholder’s Representations, Warranties and Agreements.

(a) The Management Stockholder agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any of the foregoing acts being referred to herein as a “transfer”) any shares of Common Stock issuable upon settlement of the Deferred Stock Units (“Deferred Stock”) or upon exercise of Options (“Option Stock”; together with all Deferred Stock and any other Common Stock otherwise acquired and/or held by the Management Stockholder Entities as of or after the date hereof, “Stock”), except as provided in this Section 2(a) below and Section 3 hereof. If the Management Stockholder is an Affiliate of the Company, the Management Stockholder also agrees and acknowledges that he or she will not transfer any shares of the Stock unless:

(i) the transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the “Act”), and in compliance with applicable provisions of state securities laws; or

(ii) (A) counsel for the Management Stockholder (which counsel shall be reasonably acceptable to the Company) shall have furnished the Company with an opinion or other advice, reasonably satisfactory in form and substance to the Company, that no such registration is required because of the availability of an exemption from registration under the Act and (B) if the Management Stockholder is a citizen or resident of any country other than the United States, or the Management Stockholder desires to effect any transfer in any such country, counsel for the Management Stockholder (which counsel shall be reasonably satisfactory to the Company) shall have furnished the Company with an opinion or other advice reasonably satisfactory in form and substance to the Company to the effect that such transfer will comply with the securities laws of such jurisdiction.

Notwithstanding the foregoing, the Company acknowledges and agrees that any of the following transfers of Stock are deemed to be in compliance with the Act and this Agreement (including without limitation any restrictions or prohibitions herein), and no opinion of counsel is required in connection therewith: (1) a transfer made pursuant to Sections 3, 4, 5, 6 or 9 hereof, (2) a transfer (x) upon the death or Disability of the Management Stockholder to the Management Stockholder’s Estate or (y) to the executors, administrators, testamentary trustees, legatees, immediate family members or beneficiaries of a person who has become a holder of Stock in accordance with the terms of this Agreement; provided that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement and if requested such transferee shall agree in writing to be bound by the terms and conditions hereof as a “Management Stockholder” with respect to the representations and warranties and other obligations of this Agreement, (3) a transfer made after the Closing Date in compliance with the federal securities laws to a Management Stockholder’s Trust; provided that such transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof as a “Management Stockholder” with respect to the representations and warranties and other obligations of this Agreement; and provided further that it is expressly understood and agreed that if such Management Stockholder’s Trust at any point includes any person or entity other than the Management Stockholder, his spouse (or ex-spouse) or his lineal descendants (including adopted children) such that it fails to meet the definition thereof as set forth in Section 7(b) hereof, such transfer shall no longer be deemed in compliance with this Agreement and shall be subject to 3(c) below and (4) a transfer made by the Management Stockholder, with the Board’s approval, to the Company or any Subsidiary of the Company.

(b) The certificate (or certificates) representing the Stock, if any, shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE MANAGEMENT STOCKHOLDER’S AGREEMENT BETWEEN ENERGY FUTURE HOLDINGS CORP. (THE “COMPANY”) AND THE MANAGEMENT STOCKHOLDER NAMED ON THE FACE HEREOF OR THE SALE PARTICIPATION AGREEMENT BETWEEN SUCH MANAGEMENT STOCKHOLDER AND TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP, IN EACH CASE DATED AS OF MAY     , 2008 (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY) AND ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.”

(c) The Management Stockholder acknowledges that he has been advised that (i) the Stock is characterized as “restricted securities” under the Act inasmuch as they are being acquired from the Company in a transaction not involving a Public Offering and that under the Act (including applicable regulations) the Stock may be resold without registration under the Act only in certain limited circumstances, (ii) a restrictive legend in the form heretofore set forth shall be placed on the certificates (if any) representing the Stock and (iii) a notation shall be made in the appropriate records of the Company indicating that the Stock is subject to restrictions on transfer and appropriate stop transfer restrictions will be issued to the Company’s transfer agent with respect to the Stock.

(d) If any shares of the Stock are to be disposed of in accordance with Rule 144 under the Act or otherwise, the Management Stockholder shall promptly notify the Company of such intended disposition and shall deliver to the Company at or prior to the time of such disposition such documentation as the Company may reasonably request in connection with such sale and take any actions reasonably requested by the Coordination Committee prior to any such sale (provided that such instructions shall not have a disproportionate adverse impact on any Management Stockholder vis-à-vis any other stockholders of the Company or limited partners of Parent) and, in the case of a disposition pursuant to Rule 144, shall deliver to the Company an executed copy of any notice on Form 144 required to be filed with the SEC.

(e) The Management Stockholder represents and warrants that (i) with respect to the Stock, the Management Stockholder has received and reviewed the available information relating to such Stock, including a Preliminary Confidential Private Placement Memorandum and any supplements thereto, including having received and reviewed the documents related thereto, certain of which documents set forth the rights, preferences and restrictions relating to the Options and the Stock underlying the Options and (ii) the Management Stockholder has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, the Company and the business and prospects of the Company which the Management Stockholder deems necessary to evaluate the merits and risks related to the Management Stockholder’s investment in the Stock and to verify the information contained in the information received as indicated in this Section 2(e), and the Management Stockholder has relied solely on such information.

(f) The Management Stockholder further represents and warrants that (i) the Management Stockholder’s financial condition is such that the Management Stockholder can afford to bear the economic risk of holding the Stock for an indefinite period of time and has adequate means for providing for the Management Stockholder’s current needs and personal contingencies, (ii) the Management Stockholder can afford to suffer a complete loss of his or her investment in the Stock, (iii) the Management Stockholder understands and has taken cognizance of all risk factors related to the purchase of the Stock, (iv) the Management Stockholder’s (taken with such Management Stockholder’s representatives’) knowledge and experience in financial and business matters are such that the Management Stockholder is capable of evaluating the merits and risks of the Management Stockholder’s purchase of the Stock as contemplated by this Agreement, (v) the Stock is being acquired by the Management Stockholder for his or her own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Act, and the Management Stockholder has no present intention of selling or otherwise distributing the Stock in violation of the Act, and (vi) at the time of this offering, the Management Stockholder is (a) “an accredited investor”1 within the meaning of Rule 501(a) under the Securities Act that is willing and able to conduct an independent investigation of the risks of investing in the Company and (b) an employee, director or officer of the Company or one of its Subsidiaries.

3. Transferability of Stock.

(a) The Management Stockholder agrees that he or she will not transfer any shares of Stock at any time during the period commencing on the date hereof and ending on the fifth anniversary of the Closing Date; provided, however, that during such period, the Management Stockholder may transfer shares of Stock pursuant to one of the following exceptions: (i) transfers

[1]	“Accredited Investors” include persons who come within the meaning of any of the following categories at the time of sale of the Stock:

•	any director or executive officer of the Company;

•	any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of purchase exceeds $1 million; or

•

any natural person who for the two most recent years had an individual income in excess of $200,000, or joint income with that person’s spouse in excess of $300,000 and has a reasonable expectation of reaching that same level of income in the current year.

permitted by Sections 5 or 6; (ii) transfers permitted by clauses (2) and (3) of Section 2(a); (iii) a sale of shares of Common Stock pursuant to Section 9; (iv) transfers permitted pursuant to the Sale Participation Agreement or Deferred Share Agreement; (v) transfers permitted by the Board or (vi) transfers to Parent or its designee (any such exception, a “Permitted Transfer”); provided, further, that following the consummation of a Qualified Public Offering and prior to the fifth anniversary of the Closing Date, if the Selling Entities (as defined in the Sale Participation Agreement) transfer, directly for cash or any other consideration any shares of Common Stock owned by any such Selling Entity (other than pursuant to the Registration Rights Agreement or to an Affiliate or to another limited partner in Parent), the Management Stockholder shall be entitled to transfer (without giving effect to any restrictions included above in this Section 3(a)) a number of shares of Common Stock, if any, that the Management Stockholder would have been able to transfer in such sale pursuant to Section 2 of the Sale Participation Agreement had it occurred prior to a Qualified Public Offering.

(b) No transfer of any such shares in violation hereof shall be made or recorded on the books of the Company and any such transfer shall be void ab initio and of no effect.

(c) No transfer of any shares of Stock shall be permitted or effected if such transfer would cause the Company to be required to register the Common Stock pursuant to Section 12(g)(1) of the Exchange Act.

(d) Notwithstanding anything to the contrary herein, Parent may, at any time and from time to time, waive the restrictions on transfers contained in Section 3(a), whether such waiver is made prior to or after the transferee has effected or committed to effect the transfer, or has notified the Sponsor Group of such transfer or commitment to transfer. Any transfers made pursuant to such waiver or which are later made subject to such a waiver shall, as of the date of the waiver and at all times thereafter, not be deemed to violate any applicable restrictions on transfers contained in this Agreement.

4. Right of First Refusal.

(a) If, at any time after the fifth anniversary of the Closing Date and prior to the earlier to occur of a Change in Control or consummation of a Qualified Public Offering, the Management Stockholder proposes to transfer any or all of the Management Stockholder’s Stock (any such transferee, the “ROFR Transferee”) (other than any transfer pursuant to clauses (1), (2), (3) or (4) of Section 2(a)), the Management Stockholder shall notify the Company in writing of the Management Stockholder’s intention to transfer such Stock (such written notice, a “ROFR Notice”). The ROFR Notice shall include a true and correct description of the number of shares of Stock to be transferred and the material terms of such proposed transfer (including the price and identity, including name and address, of the proposed transferee) and a copy of any proposed documentation to be entered into with any ROFR Transferee in respect of such transfer) and shall contain an irrevocable offer to sell such Stock to the Company or its designees (as provided below) (in the manner set forth below) at a purchase price equal to the minimum price at which the Management Stockholder proposes to transfer such Stock to any ROFR Transferee and on substantially the same terms and conditions as the proposed transfer. At any time within twenty (20) days after the date of the receipt by the Company of the ROFR Notice, the Company shall have the right and option to purchase, or to arrange for a Subsidiary, third party or Affiliate to purchase, all (but not less than all) of the shares of Stock proposed to be transferred to a ROFR Transferee, pursuant to Section 4(b).

(b) The Company shall have the right and option to purchase, or to arrange for a Subsidiary, third party or Affiliate to purchase, all of the shares of Stock proposed to be transferred to any ROFR Transferee at a purchase price equal to the minimum price at which the Management Stockholder proposes to transfer such Stock to any ROFR Transferee and otherwise on substantially the same terms and conditions as the proposed transfer (or, if the proposed transfer to any ROFR Transferee includes any consideration other than cash, then at the sole option of the Company, at the equivalent all cash price, determined in good faith by the Board), by delivering (i) a certified bank check or checks in the appropriate amount (or by wire transfer of immediately available funds, if the Management Stockholder Entities provide to the Company wire transfer instructions) and/or (ii) if the proposed transfer to any ROFR Transferee includes any consideration other than cash, any such non-cash consideration, in each case to be paid to the Management Stockholder at the principal office of the Company against delivery of certificates or other instruments representing the shares of Stock so purchased, appropriately endorsed by the Management Stockholder. If at the end of the 20-day period, the Company has not tendered (or caused to be tendered) the purchase price for such shares in the manner set forth above, the Management Stockholder may, during the succeeding 60-day period, sell not less than all of the shares of Stock proposed to be transferred to any ROFR Transferee (subject to compliance with the other terms of this Agreement) on terms no less favorable to the Management Stockholder than those contained in the ROFR Notice. Promptly after such sale, the Management Stockholder shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company. If, at the end of sixty (60) days following the expiration of the 20-day period during which the Company is entitled hereunder to purchase the Stock, the Management Stockholder has not completed the sale of such shares of the Stock as aforesaid, all of the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect with respect to such shares of the Stock.

(c) Notwithstanding anything in this Agreement to the contrary, this Section 4 shall terminate and be of no further force or effect upon the earlier of occurrence of a Change in Control or a Qualified Public Offering.

5.	The Management Stockholder’s Right to Resell Stock and Options to the Company.

(a) Except as otherwise provided herein, if the Management Stockholder’s employment with the Company (or, if applicable, any of its Subsidiaries or Affiliates) terminates as a result of the death or Disability of the Management Stockholder, then the applicable Management Stockholder Entity, shall, during the later of the following: (x) the 365-day period following the date of such termination for death or Disability or (y) if the Company has declared an Event (as defined below) has occurred, the 30-day period following the date on which the Management Stockholder Entity receives notice that an Event which was declared by the Company while the Management Stockholder Entity held the Stock no longer exists; provided, however, the Management Stockholder Entity shall not be entitled to exercise the Management Stockholder’s rights pursuant to this Section 5 unless the Management Stockholder Entity has held the Stock to be resold pursuant to this Section 5 for at least six (6) months (including as a result of net settlement as specified in Section 5(a)(ii) (the “Put Period”), have the right to:

(i) With respect to Stock (including Net Settled Stock, defined below), sell to the Company, and the Company shall be required to purchase, on one occasion, all of the shares of Stock then held by the applicable Management Stockholder Entities at a per share price equal to the Fair Market Value on the Repurchase Calculation Date;

(ii) With respect to any outstanding vested Options, upon the occurrence of the applicable event identified in this Section 5 giving rise to the Management Stockholder’s rights hereunder, the Company shall deem the Management Stockholder Entity to have exercised the outstanding vested Options, in accordance with the terms of the relevant Stock Option Agreement, and be entitled to receive from the Company, on one occasion, in exchange for all of the outstanding vested Options then held by the applicable Management Stockholder Entity, if any, a number of shares of Stock equal to the quotient of (x) the product of (A) the excess, if any, of the Fair Market Value on the Repurchase Calculation Date, over the Option Exercise Price and (B) the number of shares then acquirable on exercise, divided by (y) the Fair Market Value on the Repurchase Calculation Date, which Options shall be terminated in exchange for such payment of shares of Stock (such shares of Stock, the “Net Settled Stock”). In the event the foregoing amount is zero or a negative number, all outstanding exercisable Options shall be automatically terminated without any payment in respect thereof; and

(iii) With respect to any outstanding unvested Options, all outstanding unvested Options shall be terminated and cancelled without any payment in respect thereof.

(b) In the event the applicable Management Stockholder Entities intend to exercise their rights pursuant to Section 5(a), such Management Stockholder Entities shall send written notice to the Company, at any time during the Put Period, of their intention to sell shares of Stock (including Net Settled Stock) in exchange for the payment referred to in Section 5(a)(i) and shall indicate the number of shares of Stock (including Net Settled Stock) to be sold (the “Redemption Notice”). The completion of the purchases shall take place at the principal office of the Company no later than the twentieth Business Day (such date to be determined by the Company) after the giving of the Redemption Notice. The applicable Repurchase Price shall be paid by delivery to the applicable Management Stockholder Entities, at the option of the Company, of a certified bank check or checks in the appropriate amount payable to the order of each of the applicable Management Stockholder Entities (or by wire transfer of immediately available funds, if the Management Stockholder Entities provide to the Company wire transfer instructions) against delivery of certificates or other instruments representing the Stock so purchased.

(c) Notwithstanding anything in this Section 5 to the contrary, if there exists and is continuing a default or an event of default on the part of the Company or any Subsidiary of the Company under any loan, guarantee or other agreement under which the Company or any Subsidiary of the Company has borrowed money or if the repurchase referred to in Section 5(a) (or Section 6 below, as the case may be) would result in a default or an event of default on the part of the Company or any Affiliate of the Company under any such agreement or if a repurchase would reasonably be expected to be prohibited by the Texas Business Organization Code (“TBOC”) or any federal or state securities laws or regulations (or if the Company reincorporates in another state, the business corporation law of such state) (each such occurrence being an “Event”), the Company shall not be obligated to repurchase any of the Stock or the Options from the applicable Management Stockholder Entities to the extent it would cause any such default or would be so prohibited by the Event for cash but instead, with respect to such portion with respect to which cash settlement is prohibited, may satisfy its obligations with respect to the Management Stockholder Entities’ exercise of their rights under Section 5(a) by delivering to the applicable Management Stockholder Entity a note with a principal amount equal to the amount payable under this Section 5 that was not paid in cash, having terms acceptable to the Company’s (and its Affiliate’s, as applicable) lenders and permitted under the Company’s (and its Affiliate’s, as applicable) debt instruments but which in any event (i) shall be mandatorily repayable promptly and to the extent that an Event no longer prohibits the payment of cash to the applicable Management Stockholder Entity pursuant to this Agreement; and (ii) shall bear interest at a rate equal to the effective rate of interest in respect of the Company’s U.S. dollar-denominated subordinated public debt securities (including any original issue discount).

(d) Notwithstanding anything in this Agreement to the contrary, this Section 5 shall terminate and be of no further force or effect upon the earlier of (i) a Change in Control, or (ii) the later of (x) the fifth anniversary of the Closing Date or (y) the consummation of a Qualified Public Offering, except for any payment obligation of the Company or transfer obligation of the Management Stockholder Entities which has arisen prior to such termination date.

(e) Notwithstanding the foregoing and subject to Section 5(d), if an Event exists and is continuing for ninety (90) days after the date of the Redemption Notice, the Management Stockholder Entities shall be permitted by written notice to rescind any Redemption Notice with respect to that portion of the Stock (including Net Settled Stock) repurchased by the Company from the Management Stockholder Entities pursuant to this Section 5 with the note described above, to the extent such note remains unpaid, and such repurchase shall be rescinded; provided that, upon such rescission, such note shall be immediately canceled without any action on the part of the Company or the Management Stockholder Entities, and notwithstanding anything herein or in such note to the contrary, the Company shall have no obligation to pay any amounts of principal or interest thereunder.

Notwithstanding the foregoing provisions of this Section 5, the Management Stockholder shall be entitled to the rights set forth in the Special Put Right Agreement attached hereto as Exhibit A.

6.	The Company’s Option to Purchase Stock (including Net Settled Stock) and Options of the Management Stockholder Upon Certain Terminations of Employment.

(a) Termination by the Management Stockholder without Good Reason. If, prior to the fifth anniversary of the Closing Date the Management Stockholder’s active employment with the Company (or, if applicable, its Subsidiaries or Affiliates) is terminated by the Management Stockholder without Good Reason, other than on account of death, Disability or Retirement (such event, a “Section 6(a) Call Event”), then:

(i) With respect to any Deferred Stock, the Company may purchase, on one occasion, all or any portion of the shares of such Deferred Stock then held by the applicable Management Stockholder Entities at a per share purchase price equal to the Base Price (or, if higher, the Indirect Sale Price);

(ii) With respect to any Option Stock or Net Settled Stock, the Company may purchase, on one occasion, all or any portion of the shares of such Option Stock or Net Settled Stock then held by the applicable Management Stockholder Entities at a per share purchase price equal to the Fair Market Value of the Option Stock or Net Settled Stock less 20% of the amount, if any, by which such Fair Market Value exceeds exercise price paid for such Option Stock or Net Settled Stock (which exercise price shall be zero with respect to the Net Settled Stock);

(iii) With respect to any outstanding vested Options, upon the occurrence of a Section 6(a) Call Event, the Company shall deem the Management Stockholder Entity to have exercised the outstanding vested Options, in accordance with the terms of the relevant Stock Option Agreement, and be entitled to receive from the Company, on one occasion, Net Settled Stock in exchange for all of the outstanding vested Options then held by the applicable Management Stockholder Entity; and

(iv) With respect to any outstanding unvested Options, all outstanding unvested Options shall be automatically terminated without any payment in respect thereof upon the occurrence of the Section 6(a) Call Event.

For the avoidance of any doubt, the termination of the Management Stockholder’s active employment with the Company (or, if applicable, its Subsidiaries or Affiliates) by the Management Stockholder without Good Reason upon or following the fifth anniversary of the Closing Date shall not constitute a Section 6(a) Call Event with respect to Stock or Options.

(b) Termination for Cause by the Company and other Call Events. If at any time (i) the Management Stockholder’s active employment with the Company (or, if applicable, its Subsidiaries or Affiliates) is terminated by the Company (or, if applicable, its Subsidiaries or Affiliates) for Cause or (ii) within 18 months following any termination of the Management Stockholder’s employment with the Company (and/or, if applicable, its Subsidiaries or Affiliates), the Management Stockholder engages in a Competing Business (such event under item (ii), a “Section 6(b)(ii) Call Event” and each event described above under items (i) and (ii), a “Section 6(b) Call Event”), then:

(i) With respect to Stock or Net Settled Stock (and in the case of a Section 6(b)(ii) Call Event, with respect to Option Stock only), the Company may purchase, on one occasion, all or any portion of the shares of Stock then held by the applicable Management Stockholder Entities at a per share purchase price equal to the lesser of (x) Base Price (or other applicable price paid by such Management Stockholder Entities for such Stock) and (y) the Fair Market Value of the Stock; and

(ii) With respect to any outstanding Options (whether vested or unvested), all outstanding Options shall be automatically terminated without any payment in respect thereof upon the occurrence of the Section 6(b) Call Event.

(iii) Notwithstanding the foregoing, to the extent the Management Stockholder engages in a Section 6(b)(ii) Call Event after the Management Stockholder has exercised his or her outstanding Options and/or sold the underlying Option Stock, Section 22(c) shall apply.

(c) Call Notice. The Company shall have a period (the “Call Period”) of ninety (90) days following the later to occur of (A) the date of any Call Event and (B) (i) with respect to Option Stock and Net Settled Stock, the date on which the Management Stockholder Entity has held the Stock most recently acquired to be sold pursuant to this Section 6 for at least six (6) months, or (ii) with respect to Deferred Stock, the date on which the Management Stockholder Entity has held the Stock most recently acquired to be sold pursuant to this Section 6 for at least six (6) months following a termination for any reason other than a termination without Good Reason, in which to give notice in writing to the Management Stockholder of its election to exercise its rights and obligations pursuant to this Section 6 (“Repurchase Notice”). The completion of the purchases pursuant to the foregoing shall take place at the principal office of the Company no later than the fifteenth Business Day after the giving of the Repurchase Notice. The applicable Repurchase Price shall be paid by delivery to the applicable Management Stockholder Entities of a certified bank check or checks in the appropriate amount payable to the order of each of the applicable Management Stockholder Entities (or by wire transfer of immediately available funds, if the Management Stockholder Entities provide to the Company wire transfer instructions) against delivery of certificates or other instruments representing the Stock so purchased. For purposes of this Section 6, any determination of Fair Market Value shall be made as of the Repurchase Calculation Date.

(d) Use of Note to Satisfy Call Payment. Notwithstanding any other provision of this Section 6 to the contrary, if there exists and is continuing any Event, the Company will, to the extent it has exercised its rights to purchase Stock pursuant to this Section 6, in order to complete the purchase of any Stock pursuant to this Section 6, deliver to the applicable Management Stockholder Entities (i) a cash payment for any amounts payable pursuant to this Section 6 that would not cause an Event and (ii) a note having the same terms as that provided in Section 5(c) above with a principal amount equal to the amount payable but not paid in cash pursuant to this Section 6 due to the Event. Notwithstanding the foregoing, if an Event exists and is continuing for ninety (90) days from the date of the Section 6(b) Call Event, the Management Stockholder Entities shall be permitted by written notice to cause the Company to rescind any Repurchase Notice with respect to that portion of the Stock repurchased by the Company from the Management Stockholder Entities pursuant to this Section 6 with the note described in the foregoing sentence, to the extent such note remains unpaid; provided that, upon such rescission, such repurchase shall be immediately rescinded and such note shall be immediately canceled without any action on the part of the Company or the Management Stockholder Entities and, notwithstanding anything herein or in such note to the contrary, the Company shall have no obligation to pay any amounts of principal or interest thereunder.

(e) Termination. Notwithstanding anything in this Agreement to the contrary, this Section 6 shall terminate and be of no further force or effect upon the earlier of (i) a Change in Control, or (ii) the later of (x) the fifth anniversary of the Closing Date or (y) the consummation of a Qualified Public Offering, except for any payment obligation of the Company or transfer obligation of the Management Stockholder Entities which has arisen prior to such termination date.

7. Adjustment of Repurchase Price; Definitions.

(a) Adjustment of Repurchase Price. In determining the applicable repurchase price of the Stock and Options, as provided for in Sections 5 and 6, above, appropriate adjustments shall be made for any stock dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding shares of Stock in order to maintain, as nearly as practicable, the intended operation of the provisions of Sections 5 and 6.

(b) Definitions. All capitalized terms used in this Agreement and not defined herein shall have the meaning ascribed to such terms in the Option Plan. Terms used herein and as listed below shall be defined as follows:

“Act” shall have the meaning set forth in Section 2(a)(i) hereof.

“Affiliate” shall mean with respect to any Person, any entity directly or indirectly controlling, controlled by or under common control with such Person; provided, however, for purposes of this Agreement, Texas Energy Future Co-Invest, LP shall not be deemed to be an Affiliate of the Sponsor Group or any member of the Sponsor Group.

“Agreement” shall have the meaning set forth in the introductory paragraph.

“Base Price” shall mean $5.00 per share.

“Board” shall mean the board of directors of the Company, or any duly authorized committee thereof.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the state of New York.

“Business Unit” means a discreet business or activity performed by the Company or its Subsidiaries that is treated, or accounted for, as a separate operating unit in which a Management Stockholder is employed; and furthermore, the sale of a Business Unit may only trigger a Change in Control with respect to the Management Stockholders employed by that Business Unit.

“Call Events” shall mean, collectively, Section 6(a) Call Events and Section 6(b) Call Events.

“Call Period” shall have the meaning set forth in Section 6(c) hereof.

“Cause” shall mean “Cause” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Management Stockholder and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Cause” shall mean, with respect to a Management Stockholder: (i) if, in carrying out his or her duties to the Company, the Management Stockholder engages in conduct that constitutes (a) a material breach of his or her fiduciary duty to the Company or its shareholders (including, without limitation a material breach or attempted breach of the provisions of Section 22 hereof), (b) gross neglect or (c) gross misconduct resulting in material economic harm to the Company, provided that any such conduct described in (a), (b) or (c) is not cured with in ten (10) Business Days after the Management Stockholder receives from the Company written notice thereof, or (ii) upon the conviction of the Management Stockholder, or the plea of guilty or nolo contendere by the Management Stockholder to, a felony or a misdemeanor involving moral turpitude.

“Change in Control” shall mean, in one or a series of related transactions, (i) the sale of all or substantially all of the consolidated assets or capital stock of the Company or Business Unit to a person (or group of persons acting in concert) who is not an Affiliate of any member of the Sponsor Group; (ii) a merger, recapitalization or other sale by the Company, any member of the Sponsor Group or their Affiliates, to a person (or group of persons acting in concert) of Common Stock that results in more than 50% of the Common Stock of the Company (or any resulting company after a merger) being held by a person (or group of persons acting in concert) that does not include any member of the Sponsor Group or any of their respective Affiliates; or (iii) a merger, recapitalization or other sale of Common Stock by the Company, any member of the Sponsor Group or their Affiliates, after which the Sponsor Group owns less than 20% of the Common Stock of, and has the ability to appoint less than a majority of the directors to the Board of, the Company (or any resulting company after a merger); and with respect to any of the events described in clauses (i) and (ii) above, such event results in any person (or group of persons acting in concert) gaining control of more seats on the Board than the Sponsor Group; provided that, notwithstanding anything herein, such definition for Change in Control shall be deemed not to include any reference to a Business Unit for the purposes of interpreting the termination or applicability of any right of first refusal, piggy back, tag-along, drag-along, put, call or other transfer restriction or right in this Agreement or the Sale Participation Agreement.

“Closing Date” shall mean the date of closing of the Merger pursuant to the Merger Agreement.

“Common Stock” shall have the meaning set forth in the third recital.

“Company” shall have the meaning set forth in the introductory paragraph.

“Competing Business” shall mean any business that directly or indirectly competes, at the relevant determination date, with one or more of the businesses of the Company or its Subsidiaries in any geographic area where Parent, the Company, or any of their respective Subsidiaries operates.

“Confidential Information” shall mean information: (i) disclosed to or known by the Management Stockholder as a consequence of or through his employment with the Company or any of its Affiliates; (ii) not publicly available or not generally known outside the Company or any of its Affiliates; and (iii) that relates to the business and development of the

Company or any of its Affiliates. Any information that does not meet each of the criteria listed above (in subsections (i) – (iii)) shall not constitute Confidential Information. By way of example, Confidential Information shall include but not be limited to the following: all non-public information or trade secrets of the Company or any of its Affiliates that gives the Company or any of its Affiliates a competitive business advantage or the opportunity of obtaining such advantage, or disclosure of which might be detrimental to the interests of the Company or any of its Affiliates; information regarding the Company’s or any of its Affiliate’s business operations, such as financial and sales data (including budgets, forecasts, and historical financial data), operational information, plans, and strategies; business and marketing strategies and plans for various products and services; rate and regulatory strategy and plans; information regarding suppliers, consultants, employees, and contractors; technical information concerning products, equipment, services, and processes; procurement procedures; pricing and pricing techniques; information concerning past, current and prospective customers, investors, and business affiliates; plans or strategies for expansion or acquisitions; budgets; research; trading methodologies and terms; communications information; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; electronic databases; models; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information; payments or rates paid to consultants or other service providers; and the Company’s or any of its Affiliates’ files, physical or electronic documents, equipment, and proprietary data or material in whatever form including all copies of all such materials. By way of clarification (but not limitation), information that the Management Stockholder conceived or developed during his employment with the Company or any of its Subsidiaries or learned from other employees or contractors of the Company or any of its Subsidiaries that meets the definition of Confidential Information shall be treated as such.

“Coordination Committee” shall be the coordination committee, if any, established by the general partner of the Partnership to facilitate coordination of certain transfers and dispositions of Common Stock.

“Custody Agreement and Power of Attorney” shall have the meaning set forth in Section 9(e) hereof.

“Deferred Share Agreement” shall have the meaning set forth in the fourth recital.

“Deferred Stock” shall have the meaning set forth in Section 2(a) hereof

“Deferred Stock Unit” shall have the meaning set forth in the fourth recital.

“Disability” shall mean “Disability” as such term is defined in any employment agreement between the Management Stockholder and the Company or any of its Subsidiaries, or, if there is no such employment agreement, “Disability” shall mean the Management Stockholder’s physical or mental incapacitation and consequent inability for a period of six consecutive months to perform the Management Stockholder’s duties; provided, however, in the event the Company temporarily replaces the Management Stockholder, or transfers the Management Stockholder’s duties or responsibilities to another individual, on account of the Management Stockholder’s mental or physical impairment for a period of time which is covered by the Company’s short term disability plan, the Management Stockholder’s employment shall not be deemed terminated by the Company and the Management Stockholder shall not be able to resign with Good Reason.

“Drag Transaction” shall have the meaning ascribed to such term in the Sale Participation Agreement.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Event” shall have the meaning set forth in Section 5(c) hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended (or any successor section thereto).

“Exchange Agreement” shall have the meaning set forth in the fourth recital.

“Exercisable Option Shares” shall mean the number of shares of Common Stock that, at the time that Redemption Notice or Repurchase Notice is delivered (as applicable), could be purchased by the Management Stockholder upon exercise of his or her outstanding and exercisable Options.

“Fair Market Value” means (i) if there is a public market for the shares on such date, the average of the high and low closing bid prices of the shares of Common Stock on such stock exchange on which the shares are principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of shares or, (ii) if there is no public market for the shares, on a per share basis, the fair market value of the Common Stock on any given date, as determined reasonably and in good faith by the Board, which shall not take into account any minority interest discount and shall not take into account a discount for illiquidity of shares of Common Stock held by a Management Stockholder in excess of any illiquidity discount applicable to shares of Common Stock generally; provided that if the Board’s determination under this clause (ii) is not based on a valuation completed by an independent valuation firm within the 6 months preceding the Board’s determination, the Management Stockholder or Management Stockholder’s Entities, as applicable, may require the Company to retain an independent valuation firm to determine the fair market value (and the Company will bear the cost of such appraisal, unless the appraised value is 110% or less of the fair market value as determined by the Board, in which case the Management Stockholder or the Management Stockholder Entities, as applicable, will bear the cost of such appraisal).

“Good Reason” shall mean “Good Reason” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Management Stockholder and the Company or any of its Subsidiaries or Affiliates, or, if there is no such employment or change-in-control agreement, “Good Reason” shall mean (i) a reduction in the Management Stockholder’s base salary or the Management Stockholder’s annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunities that affects all salaried employees of the Company equally); (ii) a transfer of the Management Stockholder’s primary workplace by more than thirty-five (35) miles from the current workplace; (iii) a substantial adverse change in the Management Stockholder’s duties and responsibilities; (iv) any material breach by the Company of this Agreement, the Stock Option Agreement or the Management Stockholder’s employment agreement; or (v) an adverse change after the Closing Date in the Management Stockholder’s line of reporting to superior officers pursuant to the terms of his employment agreement or change-in-control agreement; provided, however, that any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured within ten (10) Business Days after the Management Stockholder gives the Company written notice of any such event set forth above, shall not constitute Good Reason.

“Indirect Sale Price” means the weighted average price per LP Unit at which members of the Sponsor Group sell LP Units prior to December 31, 2009 in sales (or series of related sales) to any transferee that is not an Affiliate of any member of the Sponsor Group and which sales do not exceed the Indirect Sale Threshold (with each such initially capitalized term in this definition having the meanings set forth in the Sale Participation Agreement).

“Management Stockholder” shall have the meaning set forth in the introductory paragraph.

“Management Stockholder Entities” shall mean the Management Stockholder’s Trust, the Management Stockholder and the Management Stockholder’s Estate, collectively.

“Management Stockholder’s Estate” shall mean the conservators, guardians, executors, administrators, testamentary trustees, legatees or beneficiaries of the Management Stockholder.

“Management Stockholder’s Trust” shall mean a partnership, limited liability company, corporation, trust, private foundation or custodianship, the beneficiaries of which may include only the Management Stockholder, his or her spouse (or ex-spouse) or his or her lineal descendants (including adopted) or, if at any time after any such transfer there shall be no then living spouse or lineal descendants, the ultimate beneficiaries of any such trust or to the estate of a deceased beneficiary.

“Merger” shall have the meaning set forth in the first recital.

“Merger Agreement” shall have the meaning set forth in the first recital.

“Merger Sub” shall have the meaning set forth in the first recital.

“Net Settled Stock” shall have the meaning set forth in Section 5(a)(ii) hereof.

“Non-Compete Period” shall have the meaning set forth in Section 22(a)(ii) hereof.

“Options” shall have the meaning set forth in the fourth recital.

“Option Exercise Price” shall mean the then-current exercise price of the shares of Common Stock covered by the applicable Option.

“Option Plan” shall have the meaning set forth in the fourth recital.

“Option Stock” shall have the meaning set forth in Section 2(a) hereof.

“Other Management Stockholders” shall have the meaning set forth in the fifth recital.

“Other Management Stockholders Agreements” shall have the meaning set forth in the fifth recital.

“Parent” shall have the meaning set forth in the introductory paragraph.

“Parties” shall have the meaning set forth in the introductory paragraph.

“Permitted Transfer” shall have the meaning set forth in Section 3(a).

“Person” shall mean “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Piggyback Notice” shall have the meaning set forth in Section 9(b) hereof.

“Piggyback Registration Rights” shall have the meaning set forth in Section 9(a) hereof.

“Proposed Registration” shall have the meaning set forth in Section 9(b) hereof.

“Program” shall have the meaning set forth in the fourth recital.

“Public Offering” shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Act which has been declared effective by the SEC (other than a registration statement on Form S-4, S-8 or any other similar form).

“Put Period” shall have the meaning set forth in Section 5(a) hereof.

“Qualified Public Offering” shall mean any firm underwritten public offering of shares of Common Stock (or series of related offerings) pursuant to an effective registration statement under the Act (other than a registration statement on Form S-4 or S-8 or any other similar form) pursuant to which at least 25% of the outstanding shares of Common Stock are or have been sold to the public.

“Redemption Notice” shall have the meaning set forth in Section 5(b) hereof.

“Registrable Securities” shall have the meaning ascribed to such term in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean Registration Rights Agreement, dated as of October 10, 2007, among the Company and investors party thereto.

“Repurchase Calculation Date” shall mean (i) prior to the occurrence of a Public Offering, the last day of the month preceding the month in which date of repurchase occurs, and (ii) on and after the occurrence of a Public Offering, last date of trading of the Common Stock immediately preceding the date of repurchase on which there was a closing trading price for the Common Stock.

“Repurchase Notice” shall have the meaning set forth in Section 6(c) hereof.

“Repurchase Price” shall mean the amount to be paid in respect of the Stock and Options to be purchased by the Company pursuant to Section 5 and Section 6, as applicable.

“Request” shall have the meaning set forth in Section 9(b) hereof.

“ROFR Notice” shall have the meaning set forth in Section 4(a) hereof.

“ROFR Transferee” shall have the meaning set forth in Section 4(a) hereof.

“Restricted Group” shall mean, collectively, the Company, its Subsidiaries, the members of the Sponsor Group and their respective Affiliates.

“Sale Participation Agreement” shall mean that certain sale participation agreement entered into by and between the Management Stockholder and Parent dated as of the date hereof.

“Selling Entities” shall have the meaning ascribed to such term in the Sale Participation Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Sponsor Group” shall have the meaning set forth in the second recital.

“Stock” shall have the meaning set forth in Section 2(a) hereof.

“Stock Option Agreements” shall have the meaning set forth in the fourth recital.

“Subsidiary” shall mean with respect to any Person, any entity directly or indirectly controlled by such Person.

“TBOC” shall have the meaning set forth in Section 2(c) hereof.

“transfer” shall have the meaning set forth in Section 2(a) hereof.

8. The Company’s Representations and Warranties and Covenants.

(a) The Company represents and warrants to the Management Stockholder that (i) this Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms and (ii) the Stock, when issued and delivered in accordance with the terms hereof and the other agreements contemplated hereby, will be duly and validly issued, fully paid and nonassessable.

(b) If the Company becomes subject to the reporting requirements of Section 12 of the Exchange Act, the Company will file the reports required to be filed by it under the Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time to enable the Management Stockholder to sell shares of Stock, subject to compliance with the provisions hereof (including requirements of the Coordination Committee of Parent or the Company) without registration under the Exchange Act within the limitations of the exemptions provided by (A) Rule 144 under the Act, as such Rule may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the SEC. Notwithstanding anything contained in this Section 8(b), the Company may de-register under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder and, in such circumstances, shall not be required hereby to file any reports which may be necessary in order for Rule 144 or any similar rule or regulation under the Act to be available. Nothing in this Section 8(b) shall be deemed to limit in any manner the restrictions on transfers of Stock contained in this Agreement.

(c) The Company will not agree to any amendment of the terms of the credit agreement entered into on the Closing Date, or to any corresponding provision in any successor or equivalent debt agreement, that imposes any limits on the Company’s permission thereunder to repurchase stock, or make payments on any note, in each case under Section

5(c) or 6(d) of this Agreement, that are materially more restrictive than such provision under such credit agreement as in effect on the Closing Date if, at or prior to the time of such agreement, restrictions corresponding and proportionate thereto have not also been imposed thereunder on the payment of cash dividends on the Common Stock.

(d) Other than shares of Common Stock, there are no other shares of capital stock of the Company outstanding.

9. “Piggyback” Registration Rights. Effective after the occurrence of an initial Public Offering:

(a) The Parties agree to be bound by all of the terms, conditions and obligations of the Registration Rights Agreement as they relate to the exercise of piggyback registration rights as provided in Sections 3, 4, 5, 6, 7, 8 and 12 of the Registration Rights Agreement (the “Piggyback Registration Rights”) as in effect on the date hereof (subject, with respect to any such Management Stockholder provided Piggyback Registration Rights, only to any amendments thereto to which such Management Stockholder has agreed in writing to be bound), and, if any member of the Sponsor Group is selling stock, the Management Stockholder shall have all of the rights and privileges of the Piggyback Registration Rights (including, without limitation, the right to participate in the Public Offering and any rights to indemnification and/or contribution from the Company and/or the Sponsor Group), in each case as if the Management Stockholder were an original party (other than the Company) to the Registration Rights Agreement, subject to applicable and customary underwriter restrictions; provided, however, that at no time shall the Management Stockholder have any rights to request registration under Section 3 of the Registration Rights Agreement. All Stock purchased or held by the applicable Management Stockholder Entities pursuant to this Agreement shall be deemed to be “Registrable Securities” as defined in the Registration Rights Agreement.

(b) In the event of a proposed registration of Common Stock by any member of the Sponsor Group in accordance with the terms of the Registration Rights Agreement, the Company will, within ten days after receipt of such demand notice, notify each Management Stockholder in writing (a “Piggyback Notice”) of such proposed registration (a “Proposed Registration”), offering, subject to the limitations in this Section 9 and the Registration Rights Agreement, to include in such registration shares of Stock held by such Management Stockholder. If within fifteen (15) days after such Piggyback Notice is given to the Management Stockholder, the Company receives from the applicable Management Stockholder Entities a written request (a “Request”) to include shares of Stock held by the applicable Management Stockholder Entities in such registration (which Request will be irrevocable unless otherwise mutually agreed to in writing by the Management Stockholder and the Company), subject to subsections 9(c) and (d) below, the Company shall include in such registration (if ultimately completed), shares of Stock properly and timely requested to be included in such Request.

(c) The maximum number of shares of Stock which will be registered pursuant to a Request will be the lowest of (i) the number of shares of Stock then held by the Management Stockholder Entities, including all shares of Stock which the Management Stockholder Entities are then entitled to acquire under an unexercised Option to the extent then exercisable, multiplied by a fraction, the numerator of which is the aggregate number of shares of Stock being registered by holders of Registrable Securities and the denominator of which is the aggregate number of shares of Stock owned by the holders of Registrable Securities or (ii) the maximum number of shares of Stock which the Company can register in connection with such Request in the Proposed Registration without adverse effect on the registration or offering in the view of the managing underwriters (reduced pro rata as more fully described in subsection (d) of this Section 9) and (iii) the maximum number of shares which the Management Stockholder (pro rata based upon the aggregate number of shares of Stock the Management Stockholder and all Other Management Stockholders have requested to be registered) is permitted to register under the Piggyback Registration Rights.

(d) If a Proposed Registration involves an underwritten offering and the managing underwriter advises the Company in writing that in its view the total number or dollar amount of shares of Stock proposed to be sold in such offering is such as to adversely affect the success of such offering, then there shall be included in such underwritten offering the number or dollar amount of shares of Registrable Securities that in the opinion of such managing underwriter can be sold without adversely affecting such offering. To the extent that pursuant to the Registration Rights Agreement any such reduction in the number of shares of Registrable Securities to be included in such underwritten offering results in reduction to the number of shares to be registered in such Proposed Registration by the selling holders of Registrable Securities (as defined in the Registration Rights Agreement), the Management Stockholder and all Other Management Stockholders and any other Persons who are entitled to piggyback or incidental registration rights in respect of Registrable Securities (together, the “Holders”), the number of shares of Stock included in the Proposed Registration by Holders, shall be allocated pro rata among all requesting Holders on the basis of the relative number of shares of Registrable Securities requested to be included in such Proposed Registration by each such Holder.

(e) Upon delivering a Request a Management Stockholder having Piggyback Registration Rights pursuant to clause (b) of this Section 9 will, if requested by the Company, execute and deliver a custody agreement and power of attorney having customary terms and in form and substance reasonably satisfactory to the Company with respect to the shares of Stock to be registered pursuant to this Section 9 (a “Custody Agreement and Power of Attorney”). The Custody Agreement and Power of Attorney will provide, among other things, that the Management Stockholder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates (to the extent applicable) representing such shares of Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as the Management Stockholder’s agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Management Stockholder’s behalf with respect to the matters specified therein.

(f) The Management Stockholder agrees that he will execute such other agreements as the Company may reasonably request to further evidence the provisions of this Section 9, including reasonable and customary lock-up agreements consistent with the requirements of the Registration Rights Agreement; provided that Parent and its Affiliates that own Common Stock in the Company enter into a similar agreement.

(g) This Section 9 will terminate on the earlier of (i) the occurrence of a Change in Control and (ii) with respect to each Management Stockholder, on the date on which such Management Stockholder ceases to own any Registrable Securities.

10. Rights to Negotiate Repurchase Price. Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing, redeeming or otherwise acquiring for value shares of Stock or Options from the Management Stockholder, at any time, upon such terms and conditions, and for such price, as may be mutually agreed upon in writing between the Parties, whether or not at the time of such purchase, redemption or acquisition circumstances exist which specifically grant the Company the right to purchase, or the Management Stockholder the right to sell, shares of Stock or any Options under the terms of this Agreement; provided that no such purchase, redemption or acquisition shall be consummated, and no agreement with respect to any such purchase, redemption or acquisition shall be entered into, without the prior approval of the Board.

11. Notice of Change of Beneficiary. Immediately prior to any transfer of Stock to a Management Stockholder’s Trust, the Management Stockholder shall provide the Company with a copy of the instruments creating the Management Stockholder’s Trust and with the identity of the beneficiaries of the Management Stockholder’s Trust. The Management Stockholder shall notify the Company as soon as practicable prior to any change in the identity of any beneficiary of the Management Stockholder’s Trust.

12. Recapitalizations, etc. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Stock or the Options, to any and all shares of capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or substitution of the Stock or the Options by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

13. Management Stockholder’s Employment by the Company. Nothing contained in this Agreement (a) obligates the Company or any Subsidiary of the Company to employ the Management Stockholder in any capacity whatsoever or (b) prohibits or restricts the Company (or any such Subsidiary) from terminating the employment of the Management Stockholder at any time or for any reason whatsoever, with or without Cause, and the Management Stockholder hereby acknowledges and agrees that neither the Company nor any other person has made any representations or promises whatsoever to the Management Stockholder concerning the Management Stockholder’s employment or continued employment by the Company or any Subsidiary of the Company.

14. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. In the case of a transferee permitted under clauses (2), (3) or (4) of Section 2(a) or clauses (ii) and (v) of Section 3(a) hereof, such transferee shall be deemed the Management Stockholder hereunder; provided, however, that no transferee (including without limitation, transferees referred to in Section 2(a) or Section 3(a) hereof) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement. No provision of this Agreement is intended to or shall confer upon any Person other than the Parties any rights or remedies hereunder or with respect hereto.

15. Amendment. This Agreement may be amended by the Company at any time; provided that any amendment (i) that materially disadvantages the Management Stockholder shall not be effective unless and until the Management Stockholder has consented thereto in writing and (ii) that disadvantages the Management Stockholders in more than a de minimis way but less than a material way shall require the consent of Management Stockholders holding a majority of the equity interests held by the Management Stockholders.

16. Closing. Except as otherwise provided herein, the closing of each purchase and sale of shares of Stock pursuant to this Agreement shall take place at the principal office of the Company on the tenth Business Day following delivery of the notice by either Party to the other of its exercise of the right to purchase or sell such Stock hereunder.

17. Applicable Law; Jurisdiction; Arbitration; Legal Fees.

(a) The laws of the State of Texas applicable to contracts executed and to be performed entirely in such state shall govern the interpretation, validity and performance of the terms of this Agreement.

(b) In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules by a single independent arbitrator. Such arbitration process shall take place in Dallas, Texas. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

(c) Notwithstanding the foregoing, the Management Stockholder acknowledges and agrees that the Company, its Subsidiaries, the Sponsor Group and any of their respective Affiliates shall be entitled to injunctive or other relief in order to enforce the covenant not to compete, covenant not to solicit and/or confidentiality covenants as set forth in Section 22(a) of this Agreement.

(d) In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, each Party shall pay its own legal fees and expenses, unless otherwise determined by the arbitrator.

18. Assignability of Certain Rights by the Company. The Company shall have the right to assign any or all of its rights or obligations to purchase shares of Stock pursuant to Sections 4, 5 and 6 hereof; provided, however, that no such assignment shall relieve the Company from its obligations thereunder.

19. Miscellaneous.

(a) In this Agreement all references to “dollars” or “$” are to United States dollars and the masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

(b) If any provision of this Agreement shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect.

20. Withholding. The Company or its Subsidiaries shall have the right to deduct from any cash payment made under this Agreement to the applicable Management Stockholder Entities any federal, state or local income or other taxes required by law to be withheld with respect to such payment, if applicable.

21. Notices. All notices and other communications provided for herein shall be in writing. Any notice or other communication hereunder shall be deemed duly given (i) upon electronic confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery and (iii) five (5) Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid, in each case as follows:

(a)	If to the Company, to it at the following address:

Energy Future Holdings Corp.
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201
Attention:	General Counsel
Telecopy:	(214) 812-4600

with copies to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:	Alvin H. Brown, Esq.
Andrew W. Smith, Esq.
Telecopy:	(212) 455-2502

(b) If to the Management Stockholder, to the Management Stockholder at the address set forth below under the Management Stockholder’s signature; or at such other address as either party shall have specified by notice in writing to the other.

22. Confidential Information; Covenant Not to Compete; Covenant Not to Solicit.

(a) In consideration of the Company entering into this Agreement with the Management Stockholder and hereby promising and committing itself to provide the Management Stockholder with Confidential Information and/or specialized training after the Management Stockholder executes this Agreement, unless there exists any covenant that pertains to the same subject matter as set forth in this Section 22 in any employment agreement or change in control agreement in effect at the time of termination of employment between the Management Stockholder and the Company or any of its Subsidiaries or Affiliates, in which case such covenants shall supersede the covenants contained in this Section 22; then the Management Stockholder shall be subject to the covenants contained in this Section 22. Subject to the preceding sentence, the Management Stockholder shall not, directly or indirectly:

(i) at any time during or after the Management Stockholder’s employment with the Company or its Subsidiaries, disclose any Confidential Information pertaining to the business of the Company or any of its Subsidiaries or the Sponsor Group or any of their respective Affiliates, except when required to perform his or her duties to the Company or one of its Affiliates, or by law or judicial process, provided that the Management Stockholder gives the Company reasonable notice of any legal or judicial proceeding requiring the Management Stockholder to disclose Confidential Information and an opportunity to challenge the disclosure of any such information, and the Management Stockholder agrees to provide such reasonable notice in writing to:

General Counsel

Energy Future Holdings Corp.

1601 Bryan Street, 6 th Floor

Dallas, Texas 75201

(214) 812-6032 (facsimile);

(ii) at any time during the Management Stockholder’s employment with the Company or its Subsidiaries and for a period of eighteen months thereafter (the “Non-Compete Period”), directly or indirectly, act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any Competing Business in Texas or any other geographic area in which Parent, any of its Subsidiaries, or the Company operates or conducts business; or

(iii) at any time during the Management Stockholder’s employment with the Company or its Subsidiaries and for a period of eighteen months thereafter, directly or indirectly (A) solicit customers or clients of the Company or any of its Subsidiaries to terminate their relationship with the Company or any of its Subsidiaries or otherwise solicit such customers or clients to compete with any business of the Company, or its Subsidiaries, or (B) solicit or offer employment to any person who is, or has been at any time during the twelve (12) months immediately preceding the termination of the Management Stockholder’s employment employed by the Company or any of its Subsidiaries;

provided that in each of (ii) and (iii) above, such restrictions shall not apply with respect to any member of the Sponsor Group or any of its Affiliates that is not engaged in business that directly or indirectly competes, at the relevant determination date, with one or more of the businesses of the Company, or its Subsidiaries. If the Management Stockholder is bound by any other agreement with the Company regarding the use or disclosure of Confidential Information, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information. Notwithstanding the foregoing, for the purposes of Section 22(a)(ii), (A) the Management Stockholder may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its Affiliates which are publicly traded on a national or regional stock exchange or quotation system or on the over-the-counter market if the Management Stockholder (I) is not a controlling person of, or a member of a group which controls, such person and (II) does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (B) the Non-Compete Period shall not be triggered by any exercise of tag-along rights under the Sale Participation Agreement or Drag Transaction that may occur after the date hereof.

(b) Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because the Management Stockholder’s services are unique and because the Management Stockholder has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement (except with respect to any violation of provisions of Section 22(a)(ii)). In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

(c) In the event that the Management Stockholder engages in activity giving rise to a Section 6(b)(ii) Call Event or breaches any of the provisions of Sections 22(a)(ii) or 22(a)(iii), the Management Stockholder shall be required to pay to the Company any amounts actually paid to him or her or otherwise received in respect of any repurchase or disposition of any Options or Option Stock (including Net Settled Stock) held by such Management Stockholder; provided that with respect to Option Stock (including Net Settled Stock), the Management Stockholder shall be required to pay to the Company only such amounts, if any, that the Management Stockholder received in excess of the exercise or purchase price paid by the Management Stockholder in acquiring such Stock, on a net after-tax basis; provided further, in the event the Management Stockholder engages in activity giving rise to a Section 6(b)(ii) Call Event (to the extent the provisions of Section 6(b)(iii) are applicable) or breaches any of the provisions of Section 22(a)(ii), the provisions of this Section 22(c) shall be the Company’s sole remedy.

23. Irrevocable Proxy. Subject to and to the extent permitted by the laws of the State of Texas, each Management Stockholder hereby irrevocably appoints Parent and any authorized representatives and designees thereof as its lawful proxy and attorney-in-fact to exercise with full power in such Management Stockholder’s name and on its behalf such Management Stockholder’s right to vote all of the shares of outstanding Common Stock owned by the Management Stockholder at any regular or special meeting of the stockholders of the Company for the express purpose of electing any one or more members to the Board or approving any Change in Control transaction or agreement. If voting under such proxy Parent and any authorized representatives and designees thereof shall vote under this proxy on behalf of each such Management Stockholder in the same manner as Parent votes any outstanding shares of Common Stock owned by it at any such regular or special meeting of the stockholders of the Company for the express purpose of electing any one or more members to the Board or approving any Change in Control transaction or agreement. This proxy is irrevocable and is coupled with an interest and shall not be terminable as long as this Agreement remains effective among the parties hereto, their successors, transferees and assigns and, if such Management Stockholder is a natural person, shall not terminate on the disability or incompetence of such Management Stockholder. The Company is hereby requested and directed to honor this proxy upon its presentation by Parent and any authorized representatives and designees thereof, without any duty of investigation whatsoever on the part of the Company. Each such Management Stockholder agrees that the Company, and the Company’s secretary shall not be liable to such Management Stockholder for so honoring this proxy. This Section 23 shall terminate and be of no further force or effect upon the later of (x) the fifth anniversary of the Closing Date or (y) the consummation of a Qualified Public Offering.

[Signatures on next page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ENERGY FUTURE HOLDINGS CORP.

By:
Name:
Title:

TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP

By:	Texas Energy Future Capital Holdings LLC, its General Partner

By:
Name:
Title:

MANAGEMENT STOCKHOLDER:

James A. Burke

ADDRESS:

☐ The above-signed represents that he/she is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Act.

SPECIAL PUT RIGHT AGREEMENT

May     , 2008

Re:	Special Put Right for Senior Leadership Team

Dear Sir or Madam:

On the date hereof, you, Energy Future Holdings Corp., a Texas corporation (the “Company”), and Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership (“Parent”) entered into that certain Management Stockholder’s Agreement (the “Management Stockholder’s Agreement”). All capitalized terms not defined herein shall have the meaning set forth in the Management Stockholder’s Agreement.

Solely for purposes of your Management Stockholder’s Agreement, if you terminate your employment with the Company or one of its Affiliates for any reason (other than Cause) on or prior to July 29, 2008 (the “Period End Date”), you will be entitled to resell your Deferred Stock to the Company during the sixty (60) day period following any such termination (the “Special Put Right”); provided, however, in no event shall any Special Put Right extend beyond the Period End Date, and notwithstanding anything to the contrary contained herein, you shall not have the Special Put Right if the Company terminates your employment for Cause.

With respect to your Deferred Stock, pursuant to the Special Put Right, you shall be entitled to sell and the Company shall be required to purchase, on one occasion, all of the shares of Deferred Stock then held by you at a per share price equal to the Base Price for such Deferred Stock. In the event that you intend to exercise your Special Put Right, you shall send written notice to the Company of your intention to sell shares of Deferred Stock in exchange for the applicable purchase price (the “Put Option Notice”). The completion of the purchase shall take place at the principal office of the Company no later than the twentieth Business Day (such date to be determined by the Company) after the giving of the Put Option Notice. The applicable purchase price shall be paid by delivery to you of a check payable to the order of you (or by wire transfer of immediately available funds, if you provide wire instructions to the Company) against delivery of duly executed stock powers transferring the Deferred Stock.

The Special Put Right shall not apply to the terms of your Options or Option Stock or any other Common Stock otherwise acquired and/or held by you; these will be treated as provided under the terms of the Option Plan, the applicable Stock Option Agreement and the Management Stockholder’s Agreement. Except as expressly provided in this letter agreement, all other terms and conditions of each of your Stock Option Agreement and Management Stockholder’s Agreement will remain in full force and effect as provided therein.

By signing below, you and the Company agree to recognize your entitlement to the rights hereunder and that the Management Stockholder’s Agreement referenced above is deemed amended to incorporate the terms of this letter agreement solely to the extent of the subject matter contained herein.

This letter agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto (or its successors, permitted transferees, estate, designated beneficiaries or assigns) nor create any or establish any third party beneficiary hereto. In the event of any dispute over the terms of this letter agreement, Section 17 of the Management Stockholder’s Agreement shall govern.

This letter agreement may be executed in counterparts.

[signature page to follow]

Sincerely,

TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP
By:

By
Name:
Title:

ENERGY FUTURE HOLDINGS CORP.

By
Name:
Title:

Accepted and agreed to as of the date first above written:

By:
James A. Burke
Chief Executive Officer
TXU Energy Retail Company LLC

Exhibit III

SALE PARTICIPATION AGREEMENT

SLT Form

May [    ], 2008

To:	The Person whose name is
set forth on the signature page hereof

Dear Sir or Madam:

Concurrently with entering into this letter agreement, you are entering into a Management Stockholder’s Agreement with Energy Future Holdings Corp., a Texas corporation formerly known as “TXU Corp.” (the “Company”) and Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership (“Parent”) (the “Management Stockholder’s Agreement”) relating to (i) the grant by the Company to you of new options (the “Options”) to purchase shares of the Company’s common stock, no par value (the “Common Stock”), and (ii) the grant by the Company to you of deferred share units (“Deferred Share Units”) representing your right to receive shares of Common Stock at a future time.

Parent hereby agrees with you as follows:

1. (a) In the event that at any time on or after the date hereof (i) Parent or (ii) any member of the Sponsor Group (as defined in the Management Stockholder’s Agreement) solely to the extent that such member of the Sponsor Group is selling limited partnership units of Parent (“LP Units”) in connection with a sale (or series of related sales) of outstanding LP Units to a transferee that is not an Affiliate of any member of the Sponsor Group and other than such sales (or series of related sales) prior to December 31, 2009 that do not exceed the Indirect Sale Threshold (as defined below) (each a “Selling Entity”) proposes to sell directly for cash or any other consideration (x) in the case of clause (i) any shares of Common Stock owned by Parent and (y) in the case of clause (ii) any LP Units, in any transaction other than a Public Offering (as defined in the Management Stockholder’s Agreement) or a sale, directly or indirectly, to an Affiliate of Parent, then, unless such Selling Entity is entitled to and does exercise the drag-along rights pursuant to Paragraph 7 below and a Drag Transaction (as defined below) is consummated, Parent will notify you or your Management Stockholder’s Estate or Management Stockholder’s Trust (as such terms are defined in the Management Stockholder’s Agreement, and collectively with you, the “Management Stockholder Entities”), as the case may be, in writing (a “Notice”) of such proposed sale (a “Proposed Sale”) specifying the principal terms and conditions of the Proposed Sale (the “Material Terms”) including (A) the number of Shares of Common Stock or LP Units proposed to be included in the Proposed Sale, (B) the percentage of the outstanding Common Stock or LP Units at the time the Notice is given that is represented by the number of shares of Common Stock or LP Units proposed to be included in the Proposed Sale, (C) the price per share of Common Stock subject to the Proposed Sale (where the event triggering the Notice is a sale of LP Units, such price per share of Common Stock shall be deemed to be equal to the price per LP Unit subject to the proposed sale, subject to equitable adjustment for stock or unit dividends or splits, recapitalizations or similar events), including a description of any pricing formulae and of any non-cash consideration sufficiently detailed to permit the valuation thereof, (D) the Tag Along Sale Percentage (as defined below) of the Selling Entity and (E) the name and address of the Person (as defined in the Management Stockholder’s Agreement) to whom the Common Stock or LP Units is proposed to be sold.

“Indirect Sale Threshold” means (1) prior to December 31, 2008, any sales of LP Units that, together with prior sales of LP Units to a transferee that is not an Affiliate of any member of the Sponsor Group, are of less than 50% of the LP Units, and that are at a cash price of less than 120% of the Base Price, and (2) from December 31, 2008 through December 31, 2009, any sales of LP Units that, together with other sales of LP Units from December 31, 2008 through December 31, 2009 to a transferee that is not an Affiliate of any member of the Sponsor Group, are of less than 20% of the LP Units, and that for all such sales prior to December 31, 2009 under clause (1) and this clause (2) are less than 50% of the LP Units in the aggregate, and that are at a cash price of less than 120% of the Base Price.

(b) If, within 10 Business Days after the delivery of Notice under Paragraph 1(a), Parent receives from a Management Stockholder Entity a written request (a “Request”) to include Common Stock held by such Management Stockholder Entity in the Proposed Sale (which Request shall be irrevocable except (a) as set forth in clauses (c) and (d) of this Paragraph 1 below or (b) if otherwise mutually agreed to in writing by the Management Stockholder Entity and Parent), the Common Stock held by such Management Stockholder Entities plus (i) all shares of Common Stock which you are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale, and (ii) all shares of Common Stock subject to the Deferred Share Units that are deliverable to you as a result of the consummation of the Proposed Sale (not in any event, other than as provided for below in Paragraph 2(a) in respect of the first (if any) Proposed Sale of LP Units that exceeds the Indirect Sale Threshold, to exceed the Tag Along Sale Percentage of the Selling Entity multiplied by the total number of shares of Common Stock held by the Management Stockholder Entities in the aggregate, including all shares of Common Stock which you are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale, and all shares of Common Stock subject to the Deferred Share Units) will be so included as provided herein. Promptly after the execution of the definitive sale agreement, if any, for such Proposed Sale (the “Sale Agreement”), Parent will furnish each Management Stockholder Entity with a copy of the Sale Agreement, if any. For purposes of this Agreement, the “Tag Along Sale Percentage” shall mean the fraction, expressed as a percentage, determined by dividing the number of shares of Common Stock or LP Units, as applicable, to be purchased from the Selling Entity by the total number of shares of Common Stock or LP Units, as applicable, owned directly by the Selling Entity.

(c) Notwithstanding anything to the contrary contained in this Agreement, if any of the economic terms of the Proposed Sale change, including without limitation if the per share price will be less than the per share price disclosed in the Notice, or any of the other principal terms or conditions will be materially less favorable to the selling Management

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Stockholder Entities than those described in the Notice, Parent will provide written notice thereof to each Management Stockholder Entity who has made a Request and each such Management Stockholder Entity will then be given an opportunity to withdraw the offer contained in such holder’s Request (by providing prompt (and in any event within five (5) Business Days; provided that, notwithstanding the foregoing, if the proposed closing with respect to the Proposed Sale is to occur within five (5) Business Days or less, no later than three (3) Business Days prior to such closing) written notice of such withdrawal to Parent), whereupon such withdrawing Management Stockholder Entity will be released from all obligations thereunder.

(d) If the Selling Entity does not complete the Proposed Sale by the end of the 120th day following the date of the effectiveness of the Notice, each selling Management Stockholder Entity may elect on or prior to such date to be released on and after such date from all obligations under the applicable Request by notifying Parent and any Selling Entity (if not Parent) in writing of its desire to so withdraw. Upon receipt of that withdrawal notice, the Notice of the relevant Management Stockholder Entity shall be null and void, and it will then be necessary for a separate Notice to be furnished, and the terms and provisions of clauses (a) and (b) of this Paragraph 1 separately complied with, in order to consummate such Proposed Sale pursuant to this Paragraph 1, unless the failure to complete such Proposed Sale resulted from any failure by any selling Management Stockholder Entity to comply with the terms of this Paragraph 1.

(e) Notwithstanding anything to the contrary in the foregoing provisions of this Paragraph 1, the Selling Entity may, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon the Proposed Sale and the terms and conditions thereof. None of the Company, the Selling Entities or any of their respective Affiliates shall have any liability to any Management Stockholder Entity arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such Proposed Sale.

2. (a) The number of shares of Common Stock that you will be permitted to include in a Proposed Sale pursuant to a Request will be the lesser of (A) the number of shares of Common Stock that you have offered to sell in the Proposed Sale as set forth in the Request and (B) the product of (i) the aggregate number of shares of Common Stock or LP Units, as applicable, to be included in the Proposed Sale multiplied by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by you plus all shares of Common Stock which you are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale plus all shares of Common Stock subject to the Deferred Share Units, and the denominator of which is the total number of shares of Common Stock owned by you and all other Persons participating in such sale as tag-along sellers pursuant to Other Management Stockholders Agreements (as defined in the Management Stockholder’s Agreement) or other agreements (all such other participants, the “Tag Along Sellers”) plus the total number of shares of Common Stock which you and such Tag Along Sellers are then entitled to acquire under any unexercised portion of Options, to the extent such Options are then exercisable or would become exercisable as a result of the consummation of the Proposed Sale, plus the total number of Common Stock subject to the Deferred Share Units held by you and such Tag Along Sellers, plus all shares of Common Stock or LP Units, as applicable, owned by Parent; provided, that in

3

the case of either of (A) or (B) above, for the first (if any) Proposed Sale of LP Units that exceeds the Indirect Sale Threshold, the number of shares of Common Stock you will be permitted to include shall be increased by the number of shares of Common Stock that you would have been entitled to include in all prior sales of LP Units that would have been Proposed Sales if they had exceeded the Indirect Sale Threshold, calculated as if those sales of LP Units had exceeded the Indirect Sale Threshold and were subject to these tag-along provisions. Each Tag Along Seller shall be permitted to conditionally exercise then-exercisable Options such that if the Proposed Sale in not consummated, such exercise shall be void and such Options shall remain exercisable on the same terms and conditions as prior to such conditional exercise.

(b) If one or more Tag Along Sellers elect not to include the maximum number of shares of Common Stock which such Tag Along Seller would have been permitted to include in a Proposed Sale pursuant to Paragraph 2(a) (such non-included shares, the “Eligible Shares”), then you and each of the remaining Tag Along Sellers, or any of them, will have the right to sell in the Proposed Sale a number of additional shares of Common Stock equal to your pro rata portion of the number of Eligible Shares, based on the relative number of shares of Common Stock then held by you and each such Tag Along Seller plus all shares of Common Stock which you and such Tag Along Seller are then entitled to acquire under any unexercised portion of the Option, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale, plus the total number of Common Stock subject to the Deferred Share Units held by you and such Tag Along Sellers. Such additional shares of Common Stock which you and such Tag Along Seller propose to sell shall not be included in any calculation made pursuant to Paragraph 2(a) for the purpose of determining the number of shares of Common Stock which you will be permitted to include in a Proposed Sale. Notwithstanding any of the foregoing, the Selling Entity will have the right to sell in the Proposed Sale additional shares of Common Stock or LP Units, as applicable, owned by it equal to the number, if any, of the total remaining Eligible Shares, which will not be included in any calculation made pursuant to Paragraph 2(a) for the purpose of determining the number of shares of Common Stock which you will be permitted to include in a Proposed Sale.

3. Except as may otherwise be provided herein, shares of Common Stock subject to a Request will be included in a Proposed Sale pursuant hereto and in any agreements with purchasers relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock or LP Units which the Selling Entity proposes to sell in the Proposed Sale. Such terms and conditions shall include, without limitation: the sale price; the payment of fees, commissions and expenses; the provision of, and customary representations and warranties as to, information reasonably requested by the Selling Entity covering matters regarding the Management Stockholder Entities’ ownership of shares; and the provision of requisite indemnification; provided that any indemnification provided by the Management Stockholder Entities shall be pro rata in proportion with the number of shares of Common Stock or LP units to be sold; provided, further, that no Management Stockholder Entity shall be required to (x) indemnify any Person for an amount, in the aggregate, in excess of the gross proceeds received in such Proposed Sale, or (y) agree to any non-compete or non-solicit provisions that are more restrictive than such similar agreement between the Company and the applicable Management Stockholder. Notwithstanding anything to the contrary in the foregoing, if the consideration payable for shares of Common Stock is securities and the acquisition of such securities by a Management Stockholder Entity would reasonably be expected to be prohibited under U.S.,

4

foreign or state securities laws, such Management Stockholder Entity shall be entitled to receive an amount in cash equal to the value of any such securities such Person would otherwise be entitled to receive.

4. Upon delivering a Request, the Management Stockholder Entities will, if requested by Parent, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to Parent with respect to the shares of Common Stock which are to be sold by the Management Stockholder Entities pursuant hereto (a “Custody Agreement and Power of Attorney”). The Custody Agreement and Power of Attorney will contain customary provisions and will provide, among other things, that the Management Stockholder Entities will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates (if such shares are certificated) representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as the Management Stockholder Entities’ agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Management Stockholder Entities’ behalf with respect to the matters specified therein.

5. Your right pursuant hereto to participate in a Proposed Sale shall be contingent on your material compliance with each of the provisions hereof and your willingness to execute such documents in connection therewith as may be reasonably requested by the Selling Entity.

6. If the consideration to be paid in exchange for shares of Common Stock in a Proposed Sale pursuant to Paragraph 1 includes any securities, and the receipt thereof by the Selling Entity and a Management Shareholder Entity would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (b) the provision to any selling Management Shareholder Entity of any information regarding the Company, its subsidiaries, such securities or the issuer thereof that would not be required to be delivered in an offering solely to a limited number of “accredited investors” under Regulation D promulgated under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder, the Selling Entity and such Management Shareholder Entity shall not, subject to the following sentence, have the right to sell shares of Common Stock in such proposed sale. In such event, the Selling Entity shall have the right to cause to be paid to such selling Management Shareholder Entity in lieu thereof, against surrender of the shares of Common Stock which would have otherwise been sold by such selling Management Shareholder Entity to the prospective buyer in the proposed sale, an amount in cash equal to the Fair Market Value (as defined in the Management Stockholder’s Agreement) of such shares of Common Stock as of the date such securities would have been issued in exchange for such shares of Common Stock.

7. (a) If any Selling Entity that directly owns shares of Common Stock or LP Units proposes to transfer, directly or indirectly (whether by means of a merger, consolidation, reorganization or recapitalization, sale, transfer or otherwise), a number of shares of Common Stock or LP Units equal to 50% or more of the outstanding Common Stock or LP Units, as applicable (such Person, the “Drag-Along Purchaser”), then if requested by such Selling Entity, each Management Stockholder Entity shall be required to sell a number of shares of Common

5

Stock equal to the aggregate number of shares of Common Stock held by the Management Stockholder Entities (including shares of Common Stock underlying exercisable Options and Deferred Share Units) multiplied by the Tag Along Sale Percentage (such transaction, a “Drag Transaction”).

(b) Shares of Common Stock held by the Management Stockholder Entities included in a Drag Transaction will be included in any agreements with the Drag-Along Purchaser relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock or LP Units, as applicable, which the Drag-Along Purchaser proposes to sell in the Drag Transaction. Such terms and conditions shall include, without limitation: the pro rata reduction of the number of shares of Common Stock or LP Units to be sold by the Drag-Along Purchaser and the Management Stockholder Entities to be included in the Drag Transaction if required by the Drag-Along Purchaser; the sale price; the payment of fees, commissions and expenses; the provision of, and representation and warranty as to, information reasonably requested by the Drag-Along Purchaser covering matters regarding the Management Stockholder Entities’ ownership of shares of Common Stock; and the provision of requisite indemnification; provided that any indemnification provided by the Management Stockholder Entities shall be pro rata in proportion with the number of shares of Common Stock or LP Units to be sold; provided, further, that no Management Stockholder Entity shall be required to (x) indemnify any Person for an amount, in the aggregate, in excess of the gross proceeds received in such Proposed Sale, or (y) agree to any non-compete or non-solicit provisions that are more restrictive than such similar agreement between the Company and the applicable Management Stockholder.

(c) Your pro rata share of any amount to be paid pursuant to Paragraph 3 or 7(b) shall be based upon the number of shares of Common Stock intended to be transferred by the Management Stockholder Entities plus the number of shares of Common Stock you would have the right to acquire under any unexercised portion of the Option which is then vested or would become vested as a result of the Proposed Sale or Drag Transaction, assuming that you receive a payment in respect of such Option.

(d) Notwithstanding anything to the contrary in the foregoing, if the consideration payable to Management Stockholder Entities for shares of Common Stock is securities and the acquisition of such securities by a Management Stockholder Entity would reasonably be expected to be prohibited under U.S., foreign or state securities laws, such Management Stockholder Entity shall be entitled to receive an amount in cash equal to the value of any such securities such Person would otherwise be entitled to receive.

8. The obligations of Parent hereunder shall extend only to you and your transferees (“Permitted Transferees”) who (a) are party to a Stockholder’s Agreement with the Company and (b) have acquired Common Stock pursuant to clause (ii) of the definition of a Permitted Transfer (as defined in the Management Stockholder’s Agreement), and none of the Management Stockholder Entities’ successors or assigns, with the exception of any Permitted Transferee and only with respect to the Common Stock acquired by such Permitted Transferee pursuant to a Permitted Transfer, shall have any rights pursuant hereto.

9. This Agreement shall terminate and be of no further force and effect on the occurrence of the earlier of (A) the consummation of a Qualified Public Offering (as defined in the Management Stockholder’s Agreement) and (B) the later of the fifth anniversary of the Closing Date and a Change in Control (as defined in the Management Stockholder’s Agreement).

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10. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address or to such other person as the party shall have furnished to each other party in writing in accordance with this provision:

If to Parent, at the following address:

Texas Energy Future Holdings Limited Partnership
c/o TPG Capital, L.P.
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Attention: Telecopy:	Clive Bode (817) 871-4000

with a copy to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017
Attention:	Alvin H. Brown, Esq. Andrew W. Smith, Esq.
Telecopy:	(212) 455-2502

If to you, to you at the address set forth on the signature page hereto;

If to your Management Stockholder’s Estate or Management Stockholder’s Trust, to the address provided to the Company by such entity in writing.

11. In determining the applicable ownership thresholds and ownership percentages referenced in the Paragraphs above, appropriate adjustments shall be made for any stock or unit dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding shares of Common Stock or LP Units in order to maintain, as nearly as practicable, the intended operation of the provisions herein.

12. The laws of the State of Texas shall govern the interpretation, validity and performance of the terms of this Agreement. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association

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rules, by a single independent arbitrator. Such arbitration process shall take place in Dallas, Texas. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator; provided that if the Management Stockholder substantially prevails on any of his or her substantive legal claims, Parent shall reimburse all legal fees and arbitration fees incurred by the Management Stockholder to arbitrate the dispute. Each party hereto hereby irrevocably waives any right that it may have had to bring an action in any court, domestic or foreign, or before any similar domestic or foreign authority with respect to this Agreement.

13. This Agreement may be executed in counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

14. This Agreement may be amended by Parent at any time upon notice to the Management Stockholder thereof; provided that any amendment (i) that materially disadvantages the Management Stockholder shall not be effective unless and until the Management Stockholder has consented thereto in writing and (ii) that disadvantages the Management Stockholders in more than a de minimis way but less than a material way shall require the consent of Management Stockholders holding a majority of the equity interests held by the Management Stockholders.

15. Capitalized terms used by not defined herein shall have the meaning ascribed to such terms in the Management Stockholder’s Agreement.

[Signatures on following pages]

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If the foregoing accurately sets forth our agreement, please acknowledge your acceptance thereof in the space provided below for that purpose.

Very truly yours,

TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP

By:	TEXAS ENERGY FUTURE CAPITAL HOLDINGS LLC, its general partner

By:
Name:
Title:

Accepted and agreed as of the date first written above.

James A. Burke

ADDRESS:

Exhibit IV

Paragraph 1. In the event it shall be determined that any payment, benefit or distribution (or combination thereof) by the Company, any of its affiliates, or one or more trusts established by the Company or any of its affiliates for the benefit of their employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise) (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Paragraph 2. All determinations required to be made under this Exhibit IV, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP, Alvarez & Marsal, or such other nationally recognized accounting firm as may be designated by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within ten (10) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company; provided that for purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rates applicable to individuals in the calendar year in which any such Gross-Up Payment is to be made and deemed to pay state and local income taxes at the highest effective rates applicable to individuals in the state or locality of Executive’s residence or place of employment in the calendar year in which any such Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account limitations applicable to individuals subject to federal income tax at the highest marginal rates. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit IV, shall be paid by the Company to Executive (or to the appropriate taxing authority on Executive’s behalf) when due. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon the Company and Executive (subject to Paragraph 3). As a result of the uncertainty in the application of Section 4999 of the Code, it is possible that the amount of the Gross-Up Payment determined by the Accounting Firm to be due to (or on behalf of) Executive was lower than the amount actually due (“Underpayment”). In the event that the Company exhausts its remedies pursuant to Paragraph 3 of Exhibit IV and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive (but in any case no later than the calendar year following the calendar year in which such tax was payable).

Paragraph 3. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Paragraph 3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one (1) or more appellate courts, as the Company shall determine; provided that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; provided, further, that if Executive is required to extend the statute of limitations to enable the Company to contest such claim, Executive may limit this extension solely to such contested amount. The Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Paragraph 4. If, after the receipt by Executive of an amount paid or advanced by the Company pursuant to this Exhibit IV, Executive becomes entitled to receive any refund with respect to a Gross-Up Payment, Executive shall (subject to the Company’s complying with the requirements of Paragraph 3 of this Exhibit IV) promptly pay to the Company the amount of such refund received (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Paragraph 3 of this Exhibit IV, a determination is made that Executive shall not be entitled to any refund with respect to such claim, and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

Paragraph 5. For the avoidance of doubt, all payments to or for the benefit of Executive provided for in this Exhibit IV or pursuant to Section 4.6 of the Original Employment Agreement shall be made no later than the end of the calendar year in which the applicable Excise Tax has become due, or if as a result a tax audit or litigation, it is determined that no additional Excise Tax has become due, the end of the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution.